UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Ashford Hospitality Trust, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 18, 2010

To the stockholders of ASHFORD HOSPITALITY TRUST, INC.:

The annual meeting of stockholders of Ashford Hospitality Trust, Inc., a Maryland corporation, will be held at the Marriott at Legacy Towne Center, 7120 Dallas Parkway, Plano, Texas on May 18, 2010 beginning at 10:00 a.m., Central time, for the following purposes:

(i) to elect seven directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified;

(ii) to ratify the appointment of Ernst & Young LLP, a national public accounting firm, as our independent auditors for the fiscal year ending December 31, 2010; and

(iii) to transact any other business that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting.

Stockholders of record at the close of business on March 10, 2010 will be entitled to notice of and to vote at the annual meeting of stockholders. It is important that your shares be represented at the annual meeting of stockholders regardless of the size of your holdings. Whether or not you plan to attend the annual meeting of stockholders in person, please vote your shares by signing, dating and returning the enclosed proxy card as promptly as possible. A postage-paid envelope is enclosed if you wish to vote your shares by mail. If you hold shares in your own name as a holder of record and vote your shares by mail prior to the annual meeting of stockholders, you may revoke your proxy by any one of the methods described herein if you choose to vote in person at the annual meeting of stockholders. Voting promptly saves us the expense of a second mailing.

By order of the board of directors,

David A. Brooks
Secretary

14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
April 14, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2010.

The company’s Proxy Statement for the 2010 Annual Meeting of Stockholders, the Annual Report to Stockholders for the fiscal year ended December 31, 2009 and the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are available at www.ahtreit.com and www2.snl.com/IR
WebLinkX/GenPage.aspx?IID=4088185&GKP=1073743126.

ASHFORD HOSPITALITY TRUST, INC.
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 18, 2010

This proxy statement, together with the enclosed proxy, is solicited by and on behalf of the board of directors of Ashford Hospitality Trust, Inc., a Maryland corporation, for use at the annual meeting of stockholders to be held at the Marriott at Legacy Towne Center, 7120 Dallas Parkway, Plano, Texas beginning at 10:00 a.m., Central time. The board of directors is requesting that you allow your shares to be represented and voted at the annual meeting of stockholders by the proxies named on the enclosed proxy card. “We,” “our,” “us,” “Ashford,” and the “company” each refers to Ashford Hospitality Trust, Inc. This proxy statement and accompanying proxy will first be mailed to stockholders on or about April 14, 2010.

At the annual meeting of stockholders, action will be taken to:

•	elect seven directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified;

•	ratify the appointment of Ernst & Young LLP, a national public accounting firm, as our independent auditors for the fiscal year ending December 31, 2010; and

•	transact any other business that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting.

FORWARD-LOOKING STATEMENTS

Certain statements and assumptions in this proxy statement contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, our business and investment strategy, our understanding of our competition, current market trends and opportunities, and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside of our control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K, and from time to time, in Ashford’s other filings with the Securities and Exchange Commission.

The forward-looking statements included in this proxy statement are only made as of the date of this proxy statement. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

GENERAL INFORMATION ABOUT VOTING

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of our board of directors. In addition to the solicitation of proxies by use of the mail, officers and other employees of Ashford may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We also intend to request persons holding shares of our common stock in their name or custody, or in the name of a nominee, to send proxy materials to their principals and request authority for the execution of the proxies, and we will reimburse such persons for their expense in doing so. We will bear the expense of soliciting proxies for the annual meeting of stockholders, including the cost of mailing.

Voting Securities

Our outstanding voting equity securities include shares of our common stock and shares of our Series B-1 Cumulative Convertible Redeemable Preferred Stock (“Series B-1 Preferred Stock”). Each share of common stock and each share of Series B-1 Preferred Stock entitles the holder to one vote. As of March 10, 2010 there were 53,731,818 shares of common stock and 7,447,865 shares of Series B-1 Preferred Stock, outstanding and entitled to vote together as a single class. Only stockholders of record at the close of business on March 10, 2010 are entitled to vote at the annual meeting of stockholders or any adjournment of the annual meeting.

Voting

If you hold your common stock or Series B-1 Preferred Stock in your own name as a holder of record, you may instruct the proxies to vote your common stock or Series B-1 Preferred Stock by signing, dating and mailing the proxy card in the postage-paid envelope provided. You may also vote your common stock or Series B-1 Preferred Stock in person at the annual meeting of stockholders.

If your common stock or Series B-1 Preferred Stock is held on your behalf by a broker, bank or other nominee, you will receive instructions from them that you must follow to have your common stock or Series B-1 Preferred Stock voted at the annual meeting of stockholders.

Counting of Votes

A quorum will be present if the holders of a majority of the outstanding shares entitled to vote are present, in person or by proxy, at the annual meeting of stockholders. If you have returned valid proxy instructions or if you hold your shares in your own name as a holder of record and attend the annual meeting of stockholders in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting of stockholders may be adjourned by the vote of a majority of the shares represented at the annual meeting until a quorum has been obtained.

The affirmative vote of a plurality of the shares of our outstanding voting equity securities cast at the annual meeting of stockholders is required to elect each nominee to our board of directors. The affirmative vote of a majority of our outstanding voting equity securities present and voting is required to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2010. For any other matter, unless otherwise required by Maryland or other applicable law, the affirmative vote of a majority of our outstanding voting equity securities present and voting at the annual meeting of stockholders is required to approve the matter.

Abstentions, broker non-votes and withheld votes will have no effect on the outcome in the election of our board of directors or the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2010, assuming that a quorum is obtained.

Unlike previous years, brokers holding shares beneficially owned by their clients will no longer have the ability to cast votes with respect to the election of directors unless the brokers have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker so that your shares will be counted in the election of directors.

Broker non-votes occur when a broker, bank or other nominee holding shares on your behalf votes the shares on some matters but not others. We will treat broker non-votes as shares present and voting for quorum purposes but not cast in electing nominees to our board.

If you sign and return your proxy card without giving specific voting instructions, your shares will be voted FOR the nominees to our board of directors and FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2010.

Right To Revoke Proxy

If you hold shares of common stock or Series B-1 Preferred Stock in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

•	notify our Secretary in writing before your shares of common stock or Series B-1 Preferred Stock have been voted at the annual meeting of stockholders;

•	sign, date and mail a new proxy card to Computershare Trust Company, N.A.; or

•	attend the annual meeting of stockholders and vote your shares of common stock or Series B-1 Preferred Stock in person.

You must meet the same deadline when revoking your proxy as when voting your proxy. See the “Voting” section of this proxy statement for more information.

If shares of common stock or Series B-1 Preferred Stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Multiple Stockholders Sharing the Same Address

The Securities and Exchange Commission (the “SEC”) rules allow for the delivery of a single copy of an annual report and proxy statement to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to continue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.

If you hold shares of common stock or Series B-1 Preferred Stock in your own name as a holder of record, householding will not apply to your shares.

If you wish to request extra copies free of charge of any annual report, proxy statement or information statement, please send your request to Ashford Hospitality Trust, Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas, 75254 or call (972) 490-9600. You can also obtain copies from our web site at www.ahtreit.com.

PROPOSAL NUMBER ONE — ELECTION OF DIRECTORS

One of the purposes of the annual meeting of stockholders is to elect directors to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Our board of directors is currently comprised of seven members. Set forth below are the names, principal occupations, committee memberships, ages, directorships held with other companies, and other biographical data for the seven nominees for director, as well as the month and year each nominee was first elected as one of our directors. Also set forth below is the beneficial ownership of our shares of common stock as of March 10, 2010 (the record date) for each nominee. This beneficial ownership figure does not necessarily demonstrate the nominee’s individual ownership. No nominee owns any shares of Series B-1 Preferred Stock. For a discussion of beneficial ownership, see the “Security Ownership of Management and Certain Beneficial Owners” section of this proxy statement. If any nominee becomes unable to stand for election as a director, an event that our board of directors does not presently expect, the proxy will be voted for a replacement nominee if one is designated by our board of directors.

The board of directors recommends a vote FOR all nominees.

Nominees for Director

ARCHIE BENNETT, JR.
Chairman of the Board,
Ashford Hospitality Trust, Inc.

 Chairman: Stock/Debt Repurchase Committee

Director since May 2003
Shares of common stock
beneficially owned by Mr. Bennett: 4,859,942* Age 72
Mr. Archie Bennett, Jr. was elected to the board of directors in May 2003 and has served as the Chairman of the board of directors since that time. He served as the chairman of the board of directors of Remington Hotel Corporation since its formation in 1992 and is currently chairman of Remington Holdings, LP, successor to Remington Hotel Corporation. Mr. Bennett started in the hotel industry in 1968. Since that time, he has been involved with hundreds of hotel properties. Mr. Bennett was a founding member of the Industry Real Estate Finance Advisory Council (“IREFAC”) of the American Hotel & Motel Association and served as its chairman for two separate terms.

Director Qualifications: Since the inception of the company, Mr. Bennett has been a vital member of our board and has provided valuable leadership on the board. Mr. Bennett is a hospitality industry leader with more than 40 years of hospitality-related experience. He has extensive knowledge and experience in virtually every aspect of the hotel industry, including development, ownership, operation, asset management and project management. Additionally, he possesses an in-depth familiarity with the day-to-day operations of the company that make him uniquely situated and qualified to serve as the chairman of the board.

*	Includes common units of our operating partnership, which are redeemable for cash or, at our option, convertible on a one-for-one basis into shares of our common stock. This number does not include 290,000 long-term incentive partnership units, or LTIP units, in our operating partnership because such units either were issued subsequent to the record date or had not achieved economic parity with the common units as of the record date. Accordingly, the LTIP units held by Mr. Archie Bennett were not, as of the record date, either redeemable for cash or convertible into shares of our common stock. However, subsequent to the record date, 145,000 of Mr. Archie Bennett’s LTIP units did achieve economic parity with the common units and are now, subject to certain time-based vesting requirements, convertible into common units, which are redeemable for cash or, at our option, convertible on a one-for-one basis into shares of our common stock. Assuming that all LTIP units ultimately achieve economic parity with the common units, Mr. Archie Bennett would own 5,149,942 shares of common stock or securities convertible, at our option, on a one-for-one basis into shares of common stock.

MONTY J. BENNETT

Chief Executive Officer,
Ashford Hospitality Trust, Inc.

 Member: Stock/Debt Repurchase Committee

Director since May 2003
Shares of common stock
beneficially owned by Mr. Bennett: 4,789,082*
Age 44
Mr. Monty Bennett was elected to the board of directors in May 2003 and has served as the Chief Executive Officer since that time. Prior to January 2009, Mr. Bennett also served as our president. Mr. Bennett also serves as the Chief Executive Officer of Remington Holdings, L.P. Mr. Bennett joined Remington Hotel Corporation (predecessor to Remington Holdings, LP) in 1992 and has served in several key positions, such as President, Executive Vice President, Director of Information Systems, General Manager and Operations Director. Mr. Monty Bennett is the son of Mr. Archie Bennett, Jr.

Director Qualifications: Mr. Monty Bennett holds a Masters degree in Business Administration from the Johnson Graduate School of Management at Cornell University and a Bachelor of Science degree with distinction from the Cornell School of Hotel Administration. He has over 20 years experience in the hotel industry and has experience in virtually all aspects of the hospitality industry, including hotel ownership, finance, operations, development, asset management and project management. He is a frequent speaker at industry conferences and is extensively involved in hotel industry organizations. Mr. Bennett’s extensive industry experience as well as the significant leadership qualities he has displayed in his role as the chief executive officer of the company since its inception are vital skills that enhance the overall composition of the board.

BENJAMIN J. ANSELL, M.D.

Founder, Director, Chairman of the Board, UCLA Executive Health Program

Member: Compensation Committee

Director since May 2009
Shares of common stock
beneficially owned by Dr. Ansell: 106,690
Age 42
Dr. Ansell was elected to the board of directors in May 2009. Dr. Ansell is the founder of and currently Director and Chairman of the Board of the UCLA Executive Health Program, where he has been responsible for marketing and selling executive health program services to more than twenty Fortune 500 companies and 1,100 individual customers within the first five years of operations. Dr. Ansell also founded and serves as the Director of UCLA Medical Hospitality, which coordinates health services, concierge and some hospitality functions within the UCLA Health System. Dr. Ansell is also the senior practice physician specializing in cardiovascular disease prevention and early detection strategies. Over the past 13 years, Dr. Ansell has acted as senior advisor to the pharmaceutical industry and financial community with respect to U.S. marketing, sales and branding strategies for cholesterol medication.

Director Qualifications: Dr. Ansell has significant entrepreneurial and management experience including brand development and positioning, sales and marketing, finance and establishing strategic relationships with both corporate and individual clients and customers. Additionally, Dr. Ansell successfully completed the director certification program at the UCLA Anderson Graduate School of Management in 2009.

*	Includes common units of our operating partnership, which are redeemable for cash or, at our option, convertible on a one-for-one basis into shares of our common stock. This number does not include 521,100 long-term incentive partnership units, or LTIP units, in our operating partnership because such units either were issued subsequent to the record date or had not achieved economic parity with the common units as of the record date. Accordingly, the LTIP units held by Mr. Monty Bennett were not, as of the record date, either redeemable for cash or convertible into shares of our common stock. However, subsequent to the record date, 281,100 such units held by Mr. Monty Bennett did achieve economic parity with the common units and are now, subject to certain time-based vesting requirements, convertible into common units, which are redeemable for cash or, at our option, convertible on a one-for-one basis into shares of our common stock. This number also excludes the company’s obligation to issue common stock to Mr. Bennett pursuant to the company’s deferred compensation plan. As of December 31, 2009, the company had reserved an aggregate of 295,049 shares of common stock for issuance to Mr. Bennett, which will be issuable periodically over a five year period beginning in 2012. As of the record date, the company has reserved an additional 350,200 shares for issuance to Mr. Monty Bennett under the deferred compensation plan, which will be issuable periodically over a seven year period beginning in 2011. Mr. Bennett’s deferred compensation continues to be invested in company common stock; however, NYSE rules limit the number of shares issuable to Mr. Bennett as a result of 2010 deferral elections to 537,317. Assuming the company ultimately issues the maximum allowable number of shares to Mr. Bennett under the deferred compensation plan and further assuming that all LTIP units ultimately achieve economic parity with the common units, Mr. Monty Bennett would own 6,142,548 shares of common stock or securities convertible, at our option, on a one-for one basis into shares of common stock.

THOMAS E. CALLAHAN

Co-President and Chief Executive Officer,
PKF Consulting, Inc.

Member: Audit Committee and Stock/Debt
Repurchase Committee

Director since December 2008
Shares of common stock
beneficially owned by Mr. Callahan: 6,400
Age 54
Mr. Callahan was elected to the board of directors in December 2008. Mr. Callahan is currently Co-President and Chief Executive Officer of PKF Consulting, Inc. a national real estate advisory firm specializing in the hospitality industry, with responsibility for the overall operations and management of the company. Prior to forming PKF Consulting, Inc., in 1992, Mr. Callahan was Deputy Managing Partner of Pannell Kerr Forster, an international public accounting firm specializing in the hospitality industry.

Director Qualifications: Mr. Callahan has a wealth of knowledge and experience in the hospitality industry, involving economic, financial, operational, management and valuation experiences. In addition, Mr. Callahan has extensive experience in evaluating organizational structures, financial controls and management information systems. Mr. Callahan also has significant relationships and contacts in the hospitality industry that are beneficial in his service on the board.

MARTIN L. EDELMAN

Of Counsel,
Paul, Hastings, Janofsky & Walker LLP

Chairman: Nominating/Corporate
Governance
Committee

Director since August 2003
Shares of common stock beneficially
owned by Mr. Edelman: 340,158*
Age 68
Mr. Edelman was elected to the board of directors in August 2003 and has served on our board since that time. Since 2000, Mr. Edelman has served as Of Counsel to Paul, Hastings, Janofsky & Walker LLP. From 1972 to 2000, he served as a partner at Battle Fowler LLP. Mr. Edelman has been a real estate advisor to Grove Investors and is a partner at Fisher Brothers, a real estate partnership. He is a director of Capital Trust, Inc and Avis/Budget Group, Inc.
Director Qualifications: Mr. Edelman brings an extensive legal and financial background to the board of directors. He has over 40 years of experience in the legal profession and has considerable experience in complex negotiations involving acquisitions, dispositions and financing. During his time at Battle Fowler LLP, Mr. Edelman was involved in the legal development of participating mortgages, institutional joint ventures in real estate and joint ventures between U.S. financial sources and European real estate companies and other financial structures.

*	Includes common units of our operating partnership, which are redeemable for cash or, at our option, convertible on a one-for-one basis into shares of our common stock.

W. MICHAEL MURPHY

Executive Vice President,
First Fidelity Mortgage Corporation

Chairman: Compensation Committee
Member: Audit Committee, Nominating/Corporate
Governance Committee and Stock/Debt
Repurchase Committee

Director since August 2003
Shares of common stock beneficially owned by Mr. Murphy: 43,800
Age 64
Mr. Murphy was elected to the board of directors in August 2003 and has served on our board since that time. Mr. Murphy also serves as Head of Lodging and Leisure Capital Markets of the First Fidelity Mortgage Corporation. From 1998 to 2002 Mr. Murphy served as the Senior Vice President and Chief Development Officer of ResortQuest International, Inc., a public, NYSE-listed company. Prior to joining ResortQuest, from 1995 to 1997, he was President of Footprints International, a company involved in the planning and development of environmentally friendly hotel properties. From 1994 to 1996, Mr. Murphy was a Senior Managing Director of Geller & Co., a Chicago-based hotel advisory and asset management firm. Prior to that Mr. Murphy was a partner in the investment firm of Metric Partners where he was responsible for all hospitality related real estate matters including acquisitions, sales and the company’s investment banking platform. Mr. Murphy served in various development roles at Holiday Inns, Inc. from 1973 to 1980. Mr. Murphy has been Co-Chairman of the Industry Real Estate Finance Advisory Council (IREFAC) three times and is currently a member of the Recreational Development Council of the Urban Land Institute.
Director Qualifications: Mr. Murphy has over 35 years of hospitality experience. During his career at Holiday Inns, Inc. and Metric Partners, Mr. Murphy negotiated the acquisition of over fifty hotels, joint ventures and hotel management contracts. At Geller & Co. he served as asset manager for institutional owners of hotels, and at ResortQuest he led the acquisition of the company’s portfolio of rental management operations. He has extensive contacts in the hospitality industry and in the commercial real estate lending community.

PHILIP S. PAYNE

Chief Executive Officer,
Babcock & Brown Residential LLC

Chairman: Audit Committee
Member: Compensation Committee

Director since August, 2003
Shares of common stock
beneficially owned by Mr. Payne: 26,800 Age 58
Mr. Payne was elected to the board of directors in August 2003 and has served on our board since that time. Mr. Payne is currently the Chief Executive Officer and Chairman of the board of Babcock & Brown Residential LLC, a role he assumed in February 2007, when BNP Residential Properties, Inc., an AMEX-listed real estate investment trust of which Mr. Payne was Chairman, went private. Mr. Payne joined BNP Residential in 1990 as Vice President Capital Market Activities and became Executive Vice President and Chief Financial Officer in January 1993. He was named Treasurer in April 1995, a director in December 1997, and was elected Chairman in 2004. Mr. Payne maintains a license to practice law in Virginia. Since 2007, Mr. Payne has been a member of the board of directors and chairman of the audit committee for Meruelo Maddux Properties, Inc., a formerly publicly-traded company that focuses on residential, industrial and commercial development in southern California.
Director Qualifications: Mr. Payne has an extensive understanding of finance and the financial reporting process. He has served in the capacity as chief financial officer as well as chief executive officer of various real estate entities and has experience in capital markets, public companies, real estate and the legal fields.

BOARD OF DIRECTORS AND COMMITTEE MEMBERSHIP

Our business is managed through the oversight and direction of our board of directors. Members of our board of directors are kept informed of our business through discussions with the chairman of the board of directors, chief executive officer and other officers, by reviewing materials provided to them and by participating in meetings of our board of directors and its committees.

During the year ended December 31, 2009, our board of directors held five regular meetings and seven special meetings. All directors standing for re-election attended, in person or by telephone, at least 75 percent of all meetings of our board of directors and committees on which such director served, held during the period for which such person was a director.

Attendance at Annual Meeting of Stockholders

In keeping with our corporate governance principles, directors are expected to attend the annual meeting of stockholders in person. All directors standing for re-election attended the 2009 annual meeting of stockholders.

Board Member Independence

Section 303A.02 “Independence Tests” of the NYSE Listed Company Manual describes the requirements for a director to be deemed independent by the NYSE, including the requirement of an affirmative determination by our board of directors that the director has no material relationship with us that would impair independence. The full text of our board of director’s Corporate Governance Guidelines can be found in the Investor Relations section of our website at www.ahtreit.com by clicking “INVESTOR RELATIONS,” then “GOVERNANCE DOCUMENTS,” and then “Corporate Governance Guidelines.” In determining whether any of our director nominees has a material relationship with us that would impair independence, our board of directors reviewed both the NYSE Listed Company Manual requirements on independence as well as our own Guidelines. Our Guidelines provide that if any director receives more than $100,000 per year in compensation from the company, exclusive of director and committee fees, he or she will not be considered independent. Our board of directors has affirmatively determined that, with the exception of Messrs. Archie Bennett, Jr. and Monty J. Bennett who are our chairman of the board of directors and chief executive officer, respectively, all of the directors who served on our board of directors during 2009 as well as all directors nominated for election at the annual meeting are independent of Ashford and its management under the standards set forth in our Corporate Governance Guidelines and the NYSE listing requirements.

In making the independence determinations, our board of directors examined relationships between directors or their affiliates with Ashford and its affiliates including those reported below under the heading “Certain Relationships and Related Party Transactions” on page 43 and three additional transactions that did not rise to the level of a reportable related party transaction but were taken into consideration by our board of directors in making independence determinations. The first such transaction considered by the board involves Fisher Highland Mezz LLC, an entity in which Mr. Edelman holds a 16% passive member interest. Fisher Highland Mezz LLC holds a $10,000,000 participation interest in a $96,000,000 mezzanine loan that we hold in our joint venture with Prudential Real Estate Investors. The other transactions reviewed by the board involve Dr. Ansell. Dr. Ansell is founder, director and chairman of the board of UCLA Executive Health Program, which received payments totaling $23,173 from us for medical services provided to officers of the company in 2007, 2008 and 2009, which included payments of $5,773, $8,948 and $8,452 in 2007, 2008 and 2009, respectively. Additionally, Dr. Ansell holds a 5.6% limited partnership interest in Seguin Land Investments, LP, a limited partnership in which both Messrs. Archie and Monty Bennett are also limited partners and Mr. Archie Bennett owns 100% equity interest in the general partner. Our board determined that none of these transactions impaired the independence of the directors involved. As a result of our board’s analysis and independence determinations, our board of directors is comprised of a majority of independent directors, as required in Section 303A.01 of the NYSE Listed Company Manual. Any reference to an independent director herein means such director satisfies the NYSE independence tests.

Board Committees and Meetings

Historically, the standing committees of our board of directors have been the audit committee, the compensation committee and the nominating/corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found in the Investor Relations section of our website at www.ahtreit.com by clicking “INVESTOR RELATIONS” and then “GOVERNANCE DOCUMENTS.” In 2008, our board of directors established a mezzanine loan investment committee for the purpose of reviewing, evaluating and approving possible mezzanine loan originations, acquisitions or participations but this committee was inactive during 2009. Additionally, in 2009, our board of directors established a stock/debt repurchase committee for the purpose of reviewing, evaluating and approving the acquisition of our outstanding debt, preferred stock and common stock. Because of the limited functions of both the mezzanine loan investment committee and the stock/debt repurchase committee, neither committee has a charter. The committee members who served on the stock/debt repurchase committee in 2009 are identified in the table below, and a description of the principal responsibilities of each active committee follows.

			Nominating/Corporate	Stock/Debt
	Audit	Compensation	Governance	Repurchase

Benjamin J. Ansell, M.D.		X
Archie Bennett, Jr.				Chair
Monty J. Bennett				X
Thomas E. Callahan	X			X
Martin L. Edelman			Chair
W. Michael Murphy	X	Chair	X	X
Philip S. Payne	Chair	X

The audit committee was composed of three independent directors until December 2008 when Mr. Callahan became a director and was appointed to the audit committee, at which time the audit committee had four independent directors. With Mr. Minami’s resignation, effective as of the date of the 2009 annual meeting, the audit committee again was composed of three independent directors. The audit committee met four times during 2009. This committee’s purpose is to provide assistance to our board of directors in fulfilling their oversight responsibilities relating to:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of our internal audit function and independent auditors.

Our board of directors has determined that each of Messrs. Payne and Callahan are “audit committee financial experts,” as defined in the applicable rules and regulations of the Securities Exchange Act of 1934, as amended and that Mr. Murphy is financially literate.

The compensation committee, composed of three independent directors, met eight times during 2009. This committee’s purpose is to:

•	discharge responsibilities of the board of directors relating to compensation of our executives;

•	review and discuss with management the Compensation Discussion and Analysis and recommend to the board of directors its inclusion in our proxy statement or annual report on Form 10-K;

•	produce an annual report on executive compensation for inclusion in our proxy statement; and

•	oversee and advise the board of directors on the adoption of policies that govern our compensation programs, including stock and benefit plans.

The nominating/corporate governance committee, composed of two independent directors, met twice during 2009. This committee’s purpose is to:

•	identify individuals qualified to become members of our board of directors;

•	recommend that our board of directors select the director nominees for the next annual meeting of stockholders;

•	identify and recommend candidates to fill vacancies occurring between annual stockholder meetings; and

•	develop and implement our Corporate Governance Guidelines.

The stock/debt repurchase executive committee, composed of four directors, met 31 times during 2009. This committee’s purpose is to:

•	review, evaluate and approve, for and on behalf of the board of directors, the acquisition of our outstanding debt, preferred stock, common stock and equity interests in our operating partnership, subject to a maximum expenditure authorization approved by the board; and

•	make recommendations to the board of directors for additional expenditure authorizations for any such acquisitions upon the completion of approved authorizations.

The mezzanine loan investment executive committee, composed of three directors, was inactive and did not meet during 2009.

Additionally, in 2009, the board appointed a temporary special committee for the limited purpose of assessing a potential related party transaction. The committee was composed of three independent directors, met once during 2009 and eight times in early 2010 at which point the special committee recommended that the potential related party transaction not be pursued at this time. Messrs Murphy, Ansell and Payne served on this special committee, with Mr. Murphy serving as the chairman.

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, Messrs Murphy, Payne and Ansell served on our compensation committee. No member of the compensation committee was at any time during fiscal 2009 or at any other time an officer or employee of the company. No executive officer of the company has served on the board of directors or compensation committee of any other entity that has had one or more executive officers who served as a member of our board of directors or the compensation committee during fiscal 2009.

No member of the compensation committee had any relationship with the company requiring disclosure as a related-party transaction in the section “Certain Relationships and Related Party Transactions” of this proxy statement.

Board Member Compensation

The table below reflects the compensation we paid to each of our non-employee directors, other than the chairman of the board, for serving on our board of directors for the fiscal year ending December 31, 2009. The compensation paid to our chairman is reflected in the tables following the Compensation Discussion & Analysis below. Our chief executive officer does not receive additional compensation for his service as a director.

Director Compensation

	Fees Earned or	Stock
Name	Paid in Cash	Awards(1)	Total

Martin L. Edelman	$48,000	$12,768	$60,768
Benjamin J. Ansell, M.D.	46,750	12,768	59,518
W. Michael Murphy	100,500	12,768	113,268
Philip S. Payne	87,000	12,768	99,768
Thomas E. Callahan	68,000	25,536	93,536

(1)	Each independent director except Mr. Callahan, was granted 3,200 stock awards in 2009. Mr. Callahan was granted 6,400 stock awards, with the additional grants being in recognition for a partial year of service on our board preceding the annual meeting.

During 2009, the compensation of our non-employee directors, other than our chairman, consisted of the following elements:

•	an annual board retainer of $35,000 for independent directors who did not serve as the chairman of one of our committees;

•	an annual board retainer of $60,000 for the chairman of our audit committee;

•	an annual board retainer of $50,000 for the chairman of our compensation committee;

•	an annual grant of 3,200 immediately vested shares of our common stock to each independent director, with an additional 3,200 immediately vested shares being granted to Mr. Callahan in recognition for a partial year of service on our board preceding the annual meeting;

•	a meeting fee of $2,000 for each in-person board meeting attended by an independent director;

•	a meeting fee of $2,000 for each in-person committee meeting attended by an independent director who did not serve as the chairman of such committee;

•	a meeting fee of $3,000 for each in-person committee meeting attended by an independent director who serves as the chairman of such committee; and

•	a meeting fee of $500 for each board or committee meeting attended by a director via teleconference.

During 2009, our non-executive chairman’s compensation consisted of the following elements:

•	an annual retainer of $300,000;

•	a grant of 129,500 shares of restricted common stock;

•	a meeting fee of $3,000 for each board meeting that he attended in person and a meeting fee of $2,000 for each committee meeting that he attended in person; and

•	a meeting fee of $500 for each board or committee meeting that he attended via teleconference.

In addition, we have historically reimbursed and will continue to reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on the board of directors.

Our board has approved an equity compensation policy for our directors pursuant to which, following each annual meeting of stockholders at which an independent director is reelected to our board of directors, each such independent director will receive 3,200 shares of our common stock. These stock grants will be fully vested immediately. In accordance with this policy, we granted 3,200 shares of fully vested common stock to each of our independent directors in May 2009. In addition, because Mr. Callahan became a director after our 2008 annual meeting but served in that capacity from December 2008 through our 2009 annual meeting of stockholders, we granted him an additional 3,200 shares of fully vested common stock in May 2009.

In lieu of the equity compensation granted to our other non-officer directors, in April 2009, we granted to our chairman 129,500 shares of restricted common stock, with three-year vesting in equal annual installments. Additionally, in March 2010, we granted our chairman 145,000 additional equity securities, which he elected to receive in the form of special limited partnership units in our operating partnership, sometimes referred to as “LTIP units.” The LTIP units granted in 2010 will vest in equal annual installments over three years. This award was based, in part, on recognition of his leadership role on the board during 2009.

In recognition of the more dynamic environment for director compensation, the board reviews compensation levels for directors at our core peer companies and selected supplemental peer companies and other data on trends in director compensation periodically and considers and implements changes to the program only as needed.

CORPORATE GOVERNANCE PRINCIPLES

Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the New York Stock Exchange (the “NYSE”) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002. We maintain a corporate governance section on our website which includes key information about our corporate governance initiatives including our Board of Director Guidelines, charters for the committees of our board of directors, our Code of Business Conduct and Ethics and our Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The corporate governance section can be found on our website at www.ahtreit.com by clicking “INVESTOR RELATIONS” and then “GOVERNANCE DOCUMENTS.”

Each director should perform, to the best of his ability, the duties of a director, including the duties as a member of a committee of our board of directors in good faith; in our best interests and the best interests of our stockholders; and with the care that an ordinarily prudent person in a like position would use under similar circumstances. This duty of care includes the obligation to make, or cause to be made, an inquiry when, but only when, the circumstances would alert a reasonable director to the need thereof. Directors are expected to attend all meetings of our board of directors and meetings of committees on which they serve. Directors are also expected to attend the annual meeting of stockholders.

Our nominating/corporate governance committee is responsible for seeking, considering and recommending to the board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to the board for adoption the nominating/corporate governance committee’s selection criteria for director nominees. Before recommending an incumbent, replacement or additional director, our nominating/corporate governance committee reviews his or her qualifications, including personal and professional integrity, capability, judgment, availability to serve, conflicts of interest, ability to act on behalf of stockholders and other relevant factors. While the committee does not have a specific policy concerning diversity, it does consider potential benefits that may be achieved through diversity in viewpoint, professional experience, education and skills. The committee reviews and makes recommendations on matters involving general operation of the board of directors and our corporate governance, and it annually recommends to the board of directors nominees for each committee of the board. In addition, our nominating/corporate governance committee annually facilitates the assessment of the board of directors’ performance as a whole and of the individual directors and reports thereon to the board. Our nominating/corporate governance committee has the sole authority to retain and terminate any search firm to be used to identify director candidates. Stockholders wishing to recommend director candidates for consideration by the committee can do so by following the procedures set forth below in the “Stockholder Procedures for Recommending Candidates for Director” section of this proxy statement. The nominating/corporate governance committee evaluates a candidate using the criteria set forth above without regard to who nominated the candidate and will consider candidates recommended by stockholders provided that stockholders follow the procedure for submitting recommendations.

Our board of directors does not prohibit its members from serving on boards and/or committees of other organizations, and our board of directors has not adopted guidelines limiting such activities. The nominating/corporate governance committee and our board of directors will take into account the nature of, and time involved in, a director’s service on other boards when evaluating the suitability of individual directors and when making its recommendations for inclusion in the slate of directors to be submitted to stockholders for election at the annual meeting of stockholders.

Upon attaining the age of 75 and annually thereafter, as well as when a director’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the board, a director will tender a letter of proposed retirement or resignation, as applicable, from our board of directors to the chairperson of our nominating/corporate governance committee. Our nominating/corporate governance committee will review the director’s continuation on our board of directors, and recommend to the board whether, in light of all the circumstances, our board should accept such proposal or request that the director continue to serve.

If the chief executive officer resigns from his position with Ashford, he will tender to our board of directors a letter of proposed resignation from the board. Our nominating/corporate governance committee will review the director’s continuation on our board of directors, and recommend to the board whether, in light of all the circumstances, our board of directors should accept such proposed resignation or request that the director continue to serve.

When a director’s principal occupation or business association changes substantially from the position he held when originally invited to join our board of directors, the director will tender a letter of proposed resignation from the board to the chairperson of our nominating/corporate governance committee. Our nominating/corporate governance committee will review the director’s continuation on our board of directors, and recommend to the board whether, in light of all the circumstances, the board should accept such proposed resignation or request that the director continue to serve.

OTHER GOVERNANCE INFORMATION

Stockholder Procedures for Recommending Candidates for Director

Stockholders who wish to recommend individuals for consideration by the nominating/corporate governance committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our secretary at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254. For the committee to consider a candidate, submissions must include sufficient biographical information concerning the recommended individual, including name, age, employment history, a description of each employer’s business that includes employer names and phone numbers, affirmation of whether such individual can read and understand basic financial statements and a list of board memberships the candidates hold, if any. The secretary will, in turn, deliver any stockholder recommendations for director candidates prepared in accordance with our bylaws to our nominating/corporate governance committee. The recommendation must be accompanied by a written consent of the individual to stand for election if nominated by the board of directors and to serve if elected by the stockholders. Once a reasonably complete recommendation is received by our nominating/corporate governance committee, a questionnaire will be delivered to the recommended candidate which will request additional information regarding the recommended candidate’s independence, qualifications and other information that would assist our nominating/corporate governance committee in evaluating the recommended candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. The recommended candidate must return the questionnaire within the timeframe provided to be considered for nomination by our nominating/corporate governance committee. Only recommendations received between December 15, 2010 and January 14, 2011 will be considered for candidacy at the 2011 annual meeting of stockholders.

Stockholder and Interested Party Communication with our Board of Directors

Stockholders and other interested parties who wish to contact any of our directors either individually or as a group may do so by writing to them c/o David A. Brooks, Corporate Secretary, Ashford Hospitality Trust, Inc., 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254. Stockholders’ and other interested parties’ letters are screened by company personnel based on criteria established and maintained by our nominating/corporate governance committee, which includes filtering out improper or irrelevant topics such as solicitations.

Meetings of Non-Management Directors

Our board of directors will have at least two regularly scheduled meetings per year for the non-management directors without management present. In 2009, the non-management directors met twice, and the special committee, composed of three independent directors met one time. At the non-management directors’ meetings, the non-management directors review strategic issues for our board of directors’ consideration, including future agendas, the flow of information to directors, management progression and succession, and our corporate governance guidelines. The non-management directors have determined that the chairman of our nominating/corporate governance committee, currently Mr. Edelman, will preside at such meetings. The presiding director is responsible for advising the chief executive officer of decisions reached and suggestions made at these meetings. The presiding director may have other duties as determined by the directors. These meetings may also constitute meetings of our nominating/corporate governance committee, with any non-management directors who are not members of such committee attending by invitation. Stockholders may communicate with the presiding director or non-management directors as a group by utilizing the communication process identified in the “Stockholder and Interested Party Communication with our Board of Directors” section of this proxy statement. If non-management directors include a director that is not an independent director, then at least one of the scheduled meetings should include only independent directors.

Director Orientation and Continuing Education

Our board of directors and senior management conduct a comprehensive orientation process for new directors to become familiar with our vision, strategic direction, core values including ethics, financial matters, corporate governance practices and other key policies and practices through a review of background material and meetings with senior management. Our board of directors also recognizes the importance of continuing education for directors and is committed to provide such education in order to improve both our board of directors and its committees’ performance. Senior management will assist in identifying and advising our directors about opportunities for continuing education, including conferences provided by independent third parties.

Board Leadership Structure and Role in Risk Oversight

Our board of directors determines whether to have a joint chief executive officer and chairman position or to separate these offices, taking into consideration succession planning, skills and experience of the individuals filling these positions and other relevant factors. Currently, Mr. Archie Bennett, Jr., serves as the chairman of the board of directors because the members of our board believe that Mr. Bennett’s more than 40 years of hospitality industry-related experience and his in-depth familiarity with the day-to-day operations of the company make him uniquely situated and best qualified to serve in such capacity. Mr. Monty Bennett, Archie Bennett’s son, currently serves in the role of chief executive officer and has served in that capacity since our initial public offering. Mr. Monty Bennett’s expertise in the hospitality industry has developed over the last 20 years, and our board of directors believes that he is the best qualified person to serve as our chief executive officer and, subject to the direction of the board of directors, to have general supervision and control of the day-to-day business of the company.

Recognizing the familial relationship between our chief executive officer and the chairman of our board of directors and the potential conflicts of interest that could arise as a result of such relationship, the company has taken additional steps to strengthen the board leadership structure and minimize the potential for any conflicts of interests. In addition to maintaining a majority of independent directors on the board of directors, the board complies with each of the following existing policies to mitigate potential conflicts of interest:

•	Our board of directors holds at least two regularly scheduled meetings per year for the independent directors without the chairman or management present. At these meetings, the independent directors review strategic issues for consideration by the full board of directors, including future agendas, the flow of information to directors, management progression and succession, and our corporate governance guidelines. The independent directors have elected the chairman of our nominating/corporate governance committee, currently Mr. Edelman, to preside at such meetings.

•	Our charter contains a requirement that any transaction or agreement involving us, our wholly-owned subsidiaries or our operating partnership and a director or officer or an affiliate of any director or officer will require the approval of a majority of the disinterested directors.

•	Our board adopted a policy at the time of our initial public offering that requires all management decisions related to the management agreement with Remington Holdings, LP, successor to Remington Hotel Corporation, be approved by a majority of the independent directors.

Our charter provisions, governance policies and conflicts of interest policies are designed to provide a strong and independent board that provides balance to the chief executive officer and chairman positions and ensure independent director input and control over matters involving potential conflicts of interest.

Our board believes that both Mr. Archie Bennett’s leadership on the board of directors and Mr. Monty Bennett’s day-to-day leadership in the company’s operations are valuable and the loss of the leadership of either of these individuals would have a negative impact on the company’s operations and ultimately on the stockholders. Accordingly, the board believes that the most effective leadership structure for the company at this time is for Mr. Monty Bennett to serve as our chief executive officer and for Mr. Archie Bennett, Jr. to serve as the chairman of our board of directors.

Ultimately, the full board of directors has responsibility for risk oversight, but our committees help oversee risk in areas over which they have responsibility. Our board of directors receives regular updates related to various risks for both our company and our industry. The audit committee receives and discusses reports regularly from members of management who are involved in the risk assessment and risk management functions on a daily basis and reports its analysis to the full board on a quarterly basis. In addition, the compensation committee annually reviews, with the assistance of management, the overall structure of the company’s compensation program and policies for all employees as they relate to the company’s risk management practices and reports its findings to the full board.

EXECUTIVE OFFICERS

The following table shows the names and ages of each of our current executive officers and the positions held by each individual. A description of the business experience of each for at least the past five years follows the table.

	Age	Title

Monty J. Bennett	44	Chief Executive Officer
Douglas A. Kessler	49	President
David A. Brooks	50	Chief Operating Officer, General Counsel and Secretary
David J. Kimichik	49	Chief Financial Officer and Treasurer
Alan L. Tallis	63	Executive Vice President, Asset Management
Mark L. Nunneley	52	Chief Accounting Officer

For a description of the business experience of Mr. Monty Bennett, see the “Election of Directors” section of this proxy statement.

Mr. Kessler has served as our President since January 2009. Prior to being appointed President, Mr. Kessler served as our Chief Operating Officer and Head of Acquisitions, beginning in May 2003. From July 2002 until August 2003, Mr. Kessler served as the managing director/chief investment officer of Remington Hotel Corporation. Prior to joining Remington Hotel Corporation in 2002, from 1993 to 2002, Mr. Kessler was employed at Goldman Sachs’ Whitehall Real Estate Funds, where he assisted in the management of more than $11 billion of real estate (including $6 billion of hospitality investments) involving over 20 operating partner platforms worldwide. During his nine years at Whitehall, Mr. Kessler served on the boards or executive committees of several lodging companies, including Westin Hotels and Resorts and Strategic Hotel Capital.

Mr. Brooks has served as our Chief Operating Officer, General Counsel and Secretary since January 2009. Prior to assuming that role, he served as our Chief Legal Officer, Head of Transactions and Secretary. He served as Executive Vice President and General Counsel for Remington Hotel Corporation and Ashford Financial Corporation from January 1992 until August 2003. Prior to joining Remington Hotel Corporation, Mr. Brooks served as a partner with the law firm of Sheinfeld, Maley & Kay.

Mr. Kimichik has served as our Chief Financial Officer from May 2003. Additionally from May 2003 through December 2007, he served as Head of Asset Management. Mr. Kimichik has been associated with the Remington Hotel Corporation principals for the past 25 years and was President of Ashford Financial Corporation, an affiliate of ours, from 1992 until August 2003. Mr. Kimichik previously served as Executive Vice President of Mariner Hotel Corporation, an affiliate of Remington Hotel Corporation, in which capacity he administered all corporate activities, including business development, financial management and operations.

Mr. Tallis became our Executive Vice President in March 2008, after serving in an advisory capacity for us in our asset management area since July 2007. From June 2006 until May 2007, Mr. Tallis served as a senior advisor to Blackstone Real Estate Advisors following their acquisition of La Quinta Corporation. From July 2000 until May 2006, Mr. Tallis served in various positions with La Quinta Corporation, most recently serving as President and Chief Development Officer of LQ Management LLC and President of La Quinta Franchising LLC. Prior to joining La Quinta Corporation, Mr. Tallis held various positions with Red Roof Inns, Inc., including serving as General Counsel and Executive Vice President-Development, from 1994 until 1999.

Mr. Nunneley has served as our Chief Accounting Officer since May 2003. From 1992 until 2003, Mr. Nunneley served as Chief Financial Officer of Remington Hotel Corporation. He previously served as a tax consultant at Arthur Andersen & Company and as a tax manager at Deloitte & Touche. Mr. Nunneley is a certified public accountant and is a member of the American Institute of Certified Public Accountants, Texas Society of CPAs and Dallas Chapter of AICPAs.

COMPENSATION DISCUSSION & ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers (including our chairman, chief executive officer, chief financial officer, and the three other most highly compensated executive officers appearing in the Summary Compensation Table) in 2009 should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement. Although the chairman of our board is a non-executive chairman, we have elected to include discussion of the material terms of his compensation where appropriate in this section and the tables that follow. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized below.

Overview

We are a self-administered real estate investment trust listed on the NYSE (symbol: AHT) that invests in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, “B” note mortgages, mezzanine loans and, if the appropriate opportunity arises, sale-leaseback transactions. The company implements two strategies to manage its growth and deliver stockholder value: a “portfolio management investment strategy” and an “internal growth strategy.”

Our portfolio management investment strategy seeks to maximize stockholder returns while minimizing performance risk. Investments must meet targeted return requirements utilizing market research underwriting assumptions. Each investment is then evaluated on its relative expected contribution to our hotel portfolio in terms of total return, volatility, product type or brand, asset quality, asset location and diversification. In response to the current economic environment, particularly within the hotel industry, our capital allocation priorities have shifted to preserving capital, enhancing liquidity and consummating opportunistic capital stock repurchases.

We have taken numerous steps to improve liquidity, enhance senior debt covenant compliance, reduce interest expense, and lengthen debt maturities. Beginning in 2008 and continuing throughout 2009, we have utilized a modified debt strategy, entering into various derivative transactions with financial institutions to hedge our debt, improve our cash flows, limit interest rate exposure and take advantage of the historic correlation between LIBOR and RevPAR. We have entered into a series of interest rate derivatives, referred to as “flooridors” and “corridors.” The interest rate flooridor combines two interest rate floors, structured such that the purchaser simultaneously buys an interest rate floor at a strike rate X and sells an interest rate floor at a lower strike rate Y. The purchaser of the flooridor is paid when the underlying interest rate index (for example, LIBOR) resets below strike rate X during the term of the flooridor. Unlike a standard floor, the flooridor limits the benefit the purchaser can receive as the related interest rate index falls. Once the underlying index falls below strike Y, the sold floor offsets the purchased floor. The interest rate “corridor” involves purchasing an interest rate cap at one strike rate X and selling an interest rate cap with a higher strike rate Y. The purchaser of the corridor is paid when the underlying interest rate index resets above the strike rate X during the term of the corridor. The corridor limits the benefit the purchaser can receive as the related interest rate index rises above the strike rate Y. There is no liability to us other than the purchase price associated with the flooridor and corridor. We also have various LIBOR caps in place on various floating rate loans that will pay us if LIBOR goes above the strike rate of the cap, effectively fixing our interest rate at the strike rate plus the spread on the underlying loan. Through December 31, 2009, the derivative transactions have resulted in income of $62.6 million.

During 2009, we also continued our efforts to lengthen our debt maturities by refinancing several loans with debt having later maturity dates and by modifying certain existing loans to extend the maturity dates. One of these refinancing transactions unencumbered two of our hotel properties that were previously pledged to secure a loan.

Given returns relative to other uses of capital, we have used our excess capital on a disciplined basis for repurchases of our common and preferred stock during 2009. While we are currently focused on preserving capital and enhancing liquidity, the core objectives of our portfolio management investment strategy remain to increase value through prudent capital allocations and an efficient capital structure. During 2009, we purchased 30.1 million shares of our common stock at an average price of $2.71 per share, 697,600 shares of the Series A preferred stock at an average price of $7.65 per share and 727,550 shares of the Series D preferred stock at an average price of $7.31 per share.

Our internal growth strategy utilizes a variety of techniques to maximize hotel performance and capital reinvestment. Each of our investments typically involves one or more of the following long-term strategies: hotel brand change, price segment repositioning, capital expenditure upgrade, margin improvement through expense controls, outsized market recovery, initial high yield or capital reinvestment through the sale of non-core assets. The goals of our internal growth strategy in the current economic environment include achieving better than industry revenue per available room (RevPAR) performance and preserving operating margins through aggressive cost cutting and asset management. At an early stage in the current economic contraction, we prepared and implemented aggressive asset management plans for our third party and brand managers, which included aggressive cost saving measures. We continue to pursue cost saving measures and seek more efficient operations as a high priority. For 2009, pro forma RevPAR for our hotel portfolio, which is over 90% comprised of upscale and upper-upscale hotels, was down approximately 17.5%, compared to a decline in RevPAR in industry-wide upper-upscale hotels of 17.7% and a decline in RevPAR in industry-wide upscale hotels of 17.8%. In addition, this is compared to a peer average RevPAR decline of 18.5%. Additionally, our operating margins were down 406 basis points from 2008 levels, compared to our peer average decline in operating margins of 487 basis points. The “pro forma” RevPAR provides a more accurate year-over-year comparison because it measures RevPAR assuming we owned the same properties in both years being compared.

In light of the financial crisis that persisted throughout 2009, we undertook a series of actions to manage the sources and uses of our funds in an effort to navigate through the challenging market conditions that we faced while still pursuing opportunities that could create long-term stockholder value. In this effort, we attempted to proactively address value and cash flow deficits among certain of our mortgaged hotels, with a goal of enhancing stockholder value through loan amendments, or in certain instances, consensual transfers of hotel properties to the lenders in satisfaction of the related debt. In December 2009, after fully cooperating with the servicer for a consensual foreclosure or deed in lieu of foreclosure, we agreed to transfer possession and control of the Hyatt Regency Dearborn to a receiver. Additionally, throughout 2009, we attempted to negotiate a consensual transfer of the Westin O’Hare hotel to the related lender. In each of these instances, the hotel was not generating sufficient cash flow to cover its debt service and was not expected to do so in the foreseeable future. The loans secured by these hotels, subject to certain customary exceptions, were non-recourse to us.

Despite the continued economic challenges we faced throughout 2009, we achieved one-year total stockholder return (“TSR”) of 303%, which ranks first for one-year TSR among our core peer group.

Given these factors, the following compensation decisions were made with respect to 2009 (each of which is discussed in detail under the heading “Elements of Compensation” below):

•	In light of the world economic situation in March of 2009, none of our named executive officers received a salary increase in 2008 or 2009 other than a 7.1% increase for Mr. Kimichik in 2008 to bring his base salary more in line with the other named executive officers and a 13.3% increase for Mr. Brooks in 2009 upon his promotion to chief operating officer and general counsel. No salary increases were made in early 2010.

•	The annual cash bonuses paid for 2009 were higher than those paid with respect to 2008 in part because of an upward market-based adjustment in the targeted bonus range for several of the executive officers, which was made by the compensation committee in September 2009, retroactive to January 2009, and in part because the compensation committee’s evaluation of 2009 performance resulted in an award level at a higher point of the bonus range in 2009 than in 2008. The compensation committee noted that 2008 cash bonuses had declined from 2007 bonus awards based on the company’s 2008 performance and factoring in the board’s efforts to conserve cash in the troubled economic and industry climate at the time the 2008 bonuses were awarded.

•	Equity award levels (both number and value) granted in 2010 (with respect to 2009 performance) were increased from those granted in 2009 (with respect to 2008 performance) in alignment with the improvement in stockholder value since the end of 2008 and other performance results discussed below.

•	Total actual compensation for the named executive officers for 2009 (including equity awards granted in 2010 with respect to 2009 performance) increased approximately 157%, on average, compared to total compensation for 2008 (including equity awards granted in 2009 with respect to 2008 performance), a year in which total actual compensation declined an average of 54% from 2007. The increase is due much more to the increased price of the stock in the equity award rather than the number of equity awards. The cash component of the total compensation is up in part due to the upward, market-based modification in the bonus ranges for some executives.

We believe it is prudent to continually modify our investment philosophy during the course of performance cycles rather than adhere to an inflexible strategy. As a result of this approach, our compensation programs must be reflective of company performance and actions that we deem to be critical to our long-term growth and profitability, and our compensation programs must also be flexible so that they remain aligned with the targets and goals critical to the company and its shareholders in any given year.

Compensation Objectives & Philosophy

We believe that the compensation paid to our executive officers should be reflective of the overall performance of our company on both a short-term and a long-term basis. The cumulative compensation packages we offer should reward past successes as well as motivate and retain the executives needed to maximize the creation of long-term stockholder value in a competitive environment. Most of our management team has been working together for almost twenty years, and the company believes that the synergies among the management team, along with their cumulative knowledge and breadth of experience, were key factors in the company’s growth since its inception. While the current economic downturn has negatively affected us along with our entire industry, we believe that retention of our key executives, who have the knowledge and experience to effectively manage the business through a turbulent and challenging economic environment, is particularly important for the company’s long-term success. The company believes that as the current business environment improves, the company’s public reporting peers (discussed below), as well as private equity investors, investment banks and real estate development companies will begin aggressively seeking seasoned hospitality investment professionals with the expertise held by our named executive officers. The company’s compensation programs are designed in part to deflect the opportunities that are, or may soon become, available in these competitive spheres. The compensation committee believes that the uniqueness of our business, our strategic direction and the required caliber of employees needed to execute our business strategy at different points in the cycle require that each element of compensation be determined giving due consideration to each of the following factors:

•	overall company performance;

•	responsibilities within our company;

•	contributions toward executing our business strategy;

•	completion of individual business objectives (which objectives may vary greatly from person to person);

•	a balanced approach to risk and reward; and

•	competitive market benchmark information, as available.

Our compensation committee believes that each of the above factors is important when determining our executives’ individual compensation levels, but no specific weighting or formula regarding such factors is used in determining compensation. The compensation committee also considers the company’s philosophy of prudently managing investment and enterprise risk in determining the appropriate balance of performance measures and the mix of compensation elements.

Role of the Compensation Committee

Compensation for our executive officers is administered under the direction of our compensation committee. In its role as the administrator of our compensation programs, our compensation committee recommends the compensation of our named executive officers to the board, with the independent members of the board ultimately approving all executive compensation decisions. A full description of the compensation committee’s roles and responsibilities can be found in its charter which is posted to our website at www.ahtreit.com.

Since March 2007, the compensation committee has directly retained the services of Pearl Meyer & Partners, an independent compensation consulting firm, to provide assistance with the preparation of this compensation discussion and analysis, and periodically conduct a market analysis of compensation for the named executive officers of our peers, provide advice regarding executive contracts, present updates on trends in executive and non-employee director compensation and assist the compensation committee in the review and development of compensation programs that will reflect the challenges of operating a larger company in an investment climate that may subject the company to unpredictable business cycles. Pearl Meyer & Partners does not perform services other than executive and director compensation consulting for the company, and performs such services only on behalf of and at the direction of the compensation committee. In carrying out its responsibilities, Pearl Meyer & Partners periodically works with members of management, including the chief executive officer.

Interaction with Management

Our compensation committee regularly meets in executive sessions without management present. Executives generally are not present during compensation committee meetings, except, when requested, our chief executive officer does attend all or part of certain compensation committee meetings. Our chief executive officer, considering each of the factors outlined above, annually reviews the compensation for each named executive officer and makes recommendations to our compensation committee regarding any proposed adjustments. Recommendations, if any, for interim modifications to salaries are also based on the factors outlined above and are made by the chief executive officer to the compensation committee. Final compensation decisions are ultimately made in the sole discretion of the compensation committee and approved by the independent directors of the board.

Review of Market Data for Peer Companies

Compensation levels for our named executive officers are determined based on a number of factors, including a review of the compensation levels in the marketplace for similar positions. In the past, the compensation committee reviewed compensation data for the following six companies, which we refer to as “core peer companies” that were selected based on similarity to us in function, size and scope. The compensation committee periodically revisits the list of core peer companies and considers whether additions or deletions to the list may be appropriate.

Core Peer Companies

DiamondRock Hospitality Company
FelCor Lodging Trust Incorporated
Host Hotels & Resorts, Inc.
LaSalle Hotel Properties
Strategic Hotels & Resorts, Inc.
Sunstone Hotel Investors, Inc.

While analysis of the compensation at the core peer companies serves as a market check in determining compensation, the compensation committee believes that the compensation levels for our private competitors are above that of publicly traded companies, and that private companies compete heavily, if not more than, the public peers for the type of executive talent we have on our management team. In addition, due to the company’s unique niche in the hotel-REIT sector with respect to hotel operating and capital markets knowledge, the compensation committee believes it would be inappropriate to use the compensation of executives of these public companies as its only basis for comparison or to use such information as a benchmark for our executive compensation. Given these limitations regarding the comparability of public market compensation data, the compensation committee periodically reviews the public market data, but places at least equal importance on the business judgment of the experienced industry professionals among the board members and a review of each executive’s compensation level relative to that of the other executives. Pearl Meyer & Partners periodically assists the company in obtaining additional resources for private market compensation data.

In addition to considering public and private compensation data, the compensation committee must also consider the unique role that each of the named executive officers of the company holds. Specifically, each of our named executive officers performs duties that are traditionally assigned to multiple senior officers in competitive companies. The chief financial officer, by way of example, has the role of performing pre-acquisition due diligence and underwriting of target assets and, until early 2008, also was responsible for asset management of acquired assets. The president is charged with capital markets activities and is also responsible for securing our investments and for identifying opportunities for joint ventures or other business partnerships. The chief operating officer is also the general counsel and has the mandate to negotiate the terms of, and close, all acquisition and disposition transactions and equity and debt financings. In addition, he is charged with the responsibility of managing our mezzanine loan portfolio and performing the normal duties associated with the office of the corporate secretary. The company’s unusual division of responsibilities has created a cohesive and extremely streamlined management system, which enables the company to operate with a smaller staff of senior executives, including the named executive officers, than would be expected of a company of our size and structure. Therefore, while the compensation committee considers available peer compensation data, it recognizes that important adjustments must be considered in setting compensation for each named executive officer.

Together with its consideration of the unique roles of each named executive officer, the compensation committee also considers the time commitment of the chief executive officer to the company in relation to his executive duties at Remington Holdings, LP and its affiliates. Based on its review, the compensation committee has determined that those business activities are generally beneficial to the company and, in accordance with the chief executive officer’s employment agreement, do not materially interfere with his duties to the company. Therefore, the committee follows a compensation philosophy for the chief executive officer that is comparable with the philosophy for the other named executive officers.

Because of the company’s unique business strategy, the company’s senior executives must demonstrate the financial acumen, decision-making and leadership abilities commonly required in other businesses such as financial services, investment management and private equity. Accordingly, we believe it is appropriate, in view of our objective to retain key senior executives, to consider the incentive plan design features and pay practices for these similar, but distinct businesses.

Targeted Total Compensation Opportunity vs. Actual Total Compensation

Based on our review of the information available related to the compensation levels for executives in the public and private markets and in recognition of the exponential growth in assets achieved by the management team prior to the current economic downturn, the compensation committee targeted total compensation opportunity in the top quartile for the public hotel REITs listed under the “Review of Market Data for Peer Companies” discussion above. We consider total compensation opportunity as each executive’s base salary plus the high end of such executive’s bonus range plus the value of such executive’s recent incentive stock awards (other than special awards) at grant date. While the 2009 total compensation amount presented in the Summary Compensation Table includes equity awards made in 2009, as required by the SEC’s rules and regulations, the compensation committee considers actual total compensation for 2009 for each executive to be the aggregate of such executive’s 2009 base salary, annual bonus (corresponding to 2009 performance) and the grant date value of 2010 incentive equity awards (corresponding to 2009 performance). Using this approach, the total actual compensation for each of the named executive officers for the three years ended December 31, 2009, as analyzed by the compensation committee is as follows:

Name and				Equity Based	Actual Total
Principal Position	Year	Salary	Bonus	Awards(1)	Compensation

Monty J. Bennett	2009	$700,000	$1,120,000	$1,646,400	$3,466,400
	2008	700,000	437,500	395,160	1,532,660
	2007	700,000	585,000	1,745,631	3,030,631
Douglas A. Kessler	2009	550,000	702,000	1,474,900	2,726,900
	2008	550,000	275,000	299,040	1,124,040
	2007	550,000	385,000	1,745,631	2,680,631
David A. Brooks	2009	421,154	510,000	1,372,000	2,303,154
	2008	375,000	168,750	192,952	736,702
	2007	375,000	290,000	872,505	1,537,505
David J. Kimichik	2009	375,000	202,500	1,029,000	1,606,500
	2008	388,372	84,375	131,720	604,467
	2007	350,000	202,500	776,250	1,328,750
Alan L. Tallis	2009	375,000	324,000	1,278,350	1,977,350
	2008	429,808	168,750	334,698	933,256

(1)	Represents the grant date fair value of equity awards that correspond to performance for the year indicated, some or all of which may have been granted after the end of the related fiscal year.

Actual total compensation may, at the discretion of the compensation committee, fall below or rise above the targeted opportunity level based on individual performance. Comparing the “actual total compensation” for each executive shown above with the targeted total compensation opportunity, the actual total compensation for 2009 for each of the named executive officers fell within or near the targeted total compensation opportunity (the top quartile of the core peer group). This result was achieved primarily because the compensation committee determined that the annual bonuses paid to the named executive officers should fall at the upper end of the applicable targeted bonus range (the compensation opportunity), which range includes an upward, market-based adjustment for several of the executives. The annual bonus component of total actual compensation is discussed more fully below under the heading “Elements of Compensation — Annual Bonuses.” As a result, the value of stock awards granted was considerably increased over last year, contributing to an increase in actual total compensation for each of the named executive officers, as discussed more fully below under the heading “Elements of Compensation — Equity Awards.”

Actual total compensation may, at the discretion of the compensation committee, fall below or rise above the targeted opportunity level based on individual performance, the main reasons actual total compensation fell below the targeted compensation opportunity in 2008 were more a function of company-wide performance, with particular emphasis on the decline in stock price, rather than any specific material emphasis on individual performance. Relatively smaller adjustments were made to individual named executive officers’ compensation packages as discussed in more detail under “Elements of Compensation” below.

Elements of Compensation

In 2009, the primary elements of our executive compensation packages included: (i) base salaries; (ii) annual bonuses; (iii) restricted stock awards, and (iv) other executive programs and benefits. Each element is described in more detail below.

Base Salaries.  The base salaries of our named executive officers are reviewed on an annual basis. Any increases to the base salaries of the executive officers are based on a subjective evaluation of such factors as the level of responsibility, individual performance, level of pay of the executive in question and other similarly situated executives. The compensation committee approved the following annual base salaries for 2009:

•	chief executive officer (Mr. Monty Bennett) — $700,000

•	president (Mr. Kessler) — $550,000

•	chief operating officer and general counsel (Mr. Brooks) — $425,000

•	chief financial officer (Mr. Kimichik) — $375,000

•	executive vice president, asset management (Mr. Tallis) — $375,000

In January 2009, Mr. Monty Bennett relinquished the title of president, and the board promoted Mr. Kessler to fill the position of president. Additionally, Mr. Brooks was promoted to the position of chief operating officer and general counsel. In connection with his promotion and in recognition of Mr. Brooks’ continued individual development, the chief executive officer recommended, and the board of directors approved, a salary increase to $425,000 for Mr. Brooks. There were no other salary adjustments for any of our named executive officers in 2009.

Annual Bonuses.  The compensation committee reviews and recommends annual bonuses for executive officers in March of the year following the fiscal year with respect to which such bonuses are earned. The employment agreements of each of the executive officers include a targeted bonus range for such executive officer. Annual bonus ranges are expressed as a percentage of base salary. The targeted range for each executive is set forth in an employment agreement, but the compensation committee has reserved the right to utilize its discretion to either pay a bonus above or below the targeted range based on a subjective evaluation of the executive’s individual performance and responsibilities. The compensation committee increased the targeted bonus range for several of the executive officers for fiscal year 2009 performance in September 2009 based on its review of market practice for the chief executive officer and to reflect the enhanced responsibilities for Messrs. Kessler and Brooks. Mr. Bennett’s revised targeted annual bonus range is 75% to 200% of his base salary. Mr. Kessler’s revised targeted annual bonus range is 50% to 150% of his base salary. Mr. Brooks’ revised targeted annual bonus range is 40% to 125% of his base salary. Neither Mr. Kimichik’s or Mr. Tallis’ targeted annual bonus ranges were adjusted, and the bonus ranges for both of these executives remain 30% to 90% of base salary. The compensation committee generally intends to keep annual cash bonuses within the targeted ranges discussed above. In setting the target annual bonus range for each named executive officer, the compensation committee maintained its philosophy of favoring an emphasis on long-term incentive awards to create an ownership culture and provide an upside opportunity in reward for superior performance. Conversely, if performance falls below acceptable levels, the compensation committee intends that the value of annual bonuses and long-term incentive awards would also decline, with the potential for zero awards in the event of poor performance.

The performance goals and objectives under the company’s annual incentive plan are developed annually by senior management and reviewed and approved by our board of directors. These objectives have historically included annual operating goals, as well as growth objectives designed to improve key performance metrics of EBITDA and AFFO (as defined below) per share, as well as to encourage the expansion, as appropriate, of the company’s investment portfolio of hotel, mezzanine loan and other lodging-related investments in a reasonable and sound business manner, giving effect to the current market conditions and economic outlook. Generally, the compensation committee and the board have weighed the total enterprise value (both in terms of size and quality) of the company as a key objective for management. Other key business objectives for 2009 included:

•	achieve one-year total stockholder return (“TSR”) in the top half of the company’s core peer group;

•	achieve budgeted performance levels for the reported cash available for distributions (“CAD”) per share of $0.39 and reported adjusted funds from operations (“AFFO”) per share of $0.72;

•	achieve RevPAR yield growth that exceeds the U.S. lodging industry average/competitive sets;

•	maintain compliance with senior credit facility and Series B-1 preferred stock financial covenants;

•	recycle capital via asset sales and refinancings for common and preferred stock repurchases;

•	monitor debt swap strategy and execute enhancements if conditions warrant;

•	convert non-performing mezzanine loans into equity participations where financially prudent;

•	maintain net debt/gross assets of approximately 60% or less;

•	maintain positive cash flow; and

•	continue to maintain strong relationships with investors, analysts and credit facility participants.

While there is no specific formula or weighting assigned to any one of these factors for the annual bonus award, the compensation committee carefully analyzes each of these factors in making its recommendations with respect to appropriate levels of annual and long-term compensation. For 2009, the compensation committee determined that management had principally met or exceeded all of the goals described above.

In reviewing the goals and in evaluating the level of performance achievement, the compensation committee considered several significant accomplishments, including:

•	achieved one-year TSR of 303% (1st of the company’s core peer group);

•	achieved CAD per share of $0.78, as compared to the budget $0.39 and AFFO per share of $1.12, as compared to the budget of $0.72;

•	achieved RevPAR yield growth of 80 basis points;

•	maintained compliance with all senior credit facility covenants;

•	completed the sale of an $11 million mezzanine note receivable secured by the Westin Westminster hotel property for $13.6 million, entered into agreement for the repayment of $20 million and a $4 million note for the full settlement of the mezzanine note receivable secured by the Ritz-Carlton hotel property in Key Biscayne, Florida; obtained net proceeds of approximately $19 million from two financing transactions involving the Marriott Crystal Gateway hotel and the Residence Inn Jacksonville hotel;

•	purchased 30.1 million shares of our common stock at an average price per share of $2.71, 697,600 shares of the Series A preferred stock at an average price per share of $7.65 and 727,550 shares of the Series D preferred stock at an average price per share of $7.31;

•	successfully transferred possession and control of the Hyatt Regency Dearborn to a receiver and continued promising negotiations related to a consensual transfer of the Westin O’Hare hotel to the related lender under a forbearance agreement;

•	met with over 200 investors and analysts;

•	achieved net debt to gross assets leverage level of 58.97%; and

•	maintained adequate liquidity consistent with board guidelines.

Based on a review of the significant achievements noted above and additional discussion, the compensation committee determined that all objectives were substantially met if not exceeded, especially those related to FFO and CAD and outperformance of peer total stockholder returns. The compensation committee views these as significant accomplishments in support of the company’s long-term stockholder value.

After evaluating each of these objectives and assessing the positive results achieved in an extremely difficult economic environment, the compensation committee awarded bonuses ranging from $202,500 to $1,120,000 to the named executive officers, as shown in the table below. These levels reflect an average increase of approximately 149.1% from 2008 bonus awards and are 83.4%, on average, of the top of the targeted bonus range shown below. Pursuant to his non-compete agreement, Mr. Archie Bennett, Jr. does not participate in the annual bonus program.

			Bonus as		Bonus as % of High
	Stated		% of Stated		End of Targeted
	Base Salary	Bonus(1)	Base Salary	Targeted Bonus Range	Bonus Range

Monty J. Bennett	$700,000	$1,120,000	160%	75% - 200%	80%
Douglas A. Kessler	550,000	702,000	128%	50% - 150%	85%
David A. Brooks	425,000	510,000	120%	40% - 125%	96%
David J. Kimichik	375,000	202,500	54%	30% - 90%	60%
Alan L. Tallis	375,000	324,000	86%	30% - 90%	96%
Archie Bennett, Jr.	300,000	n/a	n/a	n/a	n/a

(1)	Reflects bonus earned for 2009 performance which was paid in March 2010.

In determining bonuses, the compensation committee considered company and individual performance achievements during 2009 along with the company’s TSR results of 303% compared to peer median returns of 68%, as well as each executive’s role in the company’s efforts to conserve cash in the current economic and industry climate. With respect to Messrs. Kessler and Brooks, the compensation committee also considered each executive’s performance in assuming the additional responsibilities of their new roles following promotion. In making its individual determinations, the compensation committee also noted that the cost containment and other policies and efforts that led to the achievement of the company’s objectives in 2009 were largely designed and adopted in early 2009. The compensation committee noted that although Mr. Kimichik was involved in the implementation of these policies, he did not contribute substantially to the design and adoption of such efforts and policies in early 2009 as his efforts were focused more on the financial reporting area. In light of these factors, the compensation committee determined that annual bonuses should be increased above the 2008 awards and should fall at 60% — 96% of the high end of the targeted bonus range.

Equity Awards.  In May 2005, our stockholders approved our Amended and Restated 2003 Stock Incentive Plan, and in June 2008, our stockholders approved an amendment to the plan to, among other things, increase the number of shares of common stock reserved for issuance under the plan. The compensation committee believes that our named executive officers should have an ongoing stake in the long-term success of our business and that our named executive officers should have a considerable portion of their total compensation paid in the form of equity. This element of the total compensation program is intended to align our executives’ interests with those of our stockholders through the granting of equity securities. While the plan allows our compensation committee to rely on any relevant factors in selecting the size and type of awards granted under the plan, in practice, the same philosophy used in determining the other elements of compensation, including the annual objectives described above, are used in determining such awards.

Given the dynamic and diversified nature of this company, which was only formed seven years ago, the compensation committee has determined that time-based equity securities are a prudent form of long-term compensation to supplement the total compensation package and promote equity ownership by executives. Utilizing equity grants has also served to facilitate the compensation committee’s objective of ensuring retention of critical talent. In furtherance of our philosophy of rewarding executives for future superior performance, prior equity compensation grants are not considered in setting future compensation levels. However, the degree to which prior restricted equity awards are vested is considered in assessing retention risk.

While the plan allows for various types of awards, the compensation committee historically has chosen to grant only restricted stock awards with multi-year step vesting. However, beginning in March 2008, the compensation committee elected to give our executive officers a choice of either receiving their equity awards in the form of restricted stock or long-term incentive partnership units, sometimes referred to as “LTIP units,” or a combination of both.

LTIP units are a special class of partnership units in our operating partnership, called long-term incentive partnership units. Grants of LTIP units are designed to offer executives the same long-term incentive as restricted stock, while allowing them to enjoy more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under the 2003 Amended and Restated Stock Incentive Plan, reducing availability for other equity awards on a one-for-one basis. LTIP units, whether vested or not, receive the same quarterly per unit distributions as common units of our operating partnership, which equal per share dividends on our common stock, if any. This treatment with respect to quarterly distributions is analogous to the treatment of time-vested restricted stock. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units but can achieve such parity over time. At the time of the award, executives who receive LTIP units make a $0.05 capital contribution per LTIP unit. Upon the occurrence of certain corporate events, which are not performance related events, the capital accounts of our operating partnership may be adjusted, allowing for the LTIP units to achieve parity with the common units over time. If such parity is reached, vested LTIP units become convertible into an equal number of common units. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.

Subject to satisfaction of the vesting requirements, which are based on continued employment, the LTIP units will achieve parity with the common units upon the sale or deemed sale of all or substantially all of the assets of the partnership at a time when the Company’s stock is trading at some level in excess of the price it was trading at on the date of the LTIP issuance ($6.26 and $6.91 per share in the case of the LTIP units issued in 2008 and 2010, respectively). More specifically, LTIP units will achieve full economic parity with common units in connection with (i) the actual sale of all or substantially all of the assets of our operating partnership or (ii) the hypothetical sale of such assets, which results from a capital account revaluation, as defined in the partnership agreement, for the operating partnership. A capital account revaluation generally occurs whenever there is an issuance of additional partnership interests or the redemption of partnership interests. If a sale, or deemed sale as a result of a capital account revaluation, occurs at a time when the operating partnership’s assets have sufficiently appreciated, the LTIP units will achieve full economic parity with the common units. However, in the absence of sufficient appreciation in the value of the assets of the operating partnership at the time a sale or deemed sale occurs, full economic parity would not be reached. Until and unless such economic parity is reached, the value that an executive will realize for vested LTIP units will be less than the value of an equal number of shares of our common stock. All of the LTIP units issued in 2008 have reached economic parity with the common units, but none of the LTIP units issued in 2010 have achieved such parity.

Although no LTIP units were issued in 2009, the compensation committee determined that offering LTIP units under the 2003 Stock Incentive Plan continues to serve as a valuable compensation tool, as an alternative to our restricted stock program. One key disadvantage of restricted stock is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the stock. As a result, executives may need to sell a portion of their vested shares to pay taxes on their restricted stock awards from prior years. Conversely, if an executive chooses to receive LTIP units rather than restricted stock, the executive would generally be taxed only when he chooses to liquidate his LTIP units, rather than at the time of vesting. None of the executive officers have liquidated the LTIP units that were granted in 2008 or 2010.

Our compensation committee believes that making the LTIP unit alternative available to our executives (i) serves our company’s objectives by increasing the tax effectiveness of a given award of equity interests and, therefore, enhances our equity-based compensation package for executives as a whole, (ii) advances the separate goal of promoting long-term equity ownership by executives (see “Stock Ownership Guidelines” below), (iii) has no adverse impact on dilution as compared to using restricted stock, (iv) does not increase the economic cost to us of equity-based compensation awards as compared to using restricted stock awards and (v) further aligns the interests of our executives with the interests of our stockholders.

Grants of equity-based awards have historically been made on the date of the compensation committee’s meeting in the end of March. Similar to the process the compensation committee follows for determining annual bonus awards, grants of equity-based awards are based on a subjective review of the prior year’s annual performance factors, including annual factors that reflect progress toward the company’s mid- and long-term strategic initiatives. The value of the award is determined with respect to the closing price of our stock on the date of grant.

We feel that the time-vesting nature of the equity grants furthers our goal of long-term retention of our executives, while the payment of dividends, if any, prior to vesting serves as a current incentive for the performance necessary to obtain the grants. Since the compensation committee generally aims to keep annual bonuses close to the pre-established target range, a strong relationship between total compensation and performance is predicated on wider variability in the value of equity grants. In determining grant levels by executive, the compensation committee also considers individual performance, a review of each executive’s compensation level relative to that of the other executives, the impact of new grants on total stockholder dilution and the degree to which prior unvested awards continue to support the retention of key executive talent.

In keeping with its objective of emphasizing the important relationship between pay and performance, the compensation committee has determined that the size of annual equity awards will be determined based on its review and evaluation of company and individual executive accomplishments in three performance goal categories. The compensation committee has established specific weightings for each category as follows:

•	Total stockholder return. Total stockholder return (TSR) includes stock price appreciation and dividend reinvestment. Three-year TSR is measured on an absolute basis and relative to the Standard & Poor’s 500, as well as relative to various REIT industry indices that include some or all of the core peer companies. This performance goal category makes up 20% of the total award opportunity. The committee determined that the established TSR goal was achieved.

•	Adjusted funds from operations per share. Actual AFFO per share results are measured against our annual budget for AFFO per share, as approved and adjusted by the compensation committee and the board. This performance goal category makes up 40% of the total award opportunity. The committee determined that this goal was substantially exceeded, primarily due to management’s efforts with respect to cost containment and our stock repurchase program.

•	Non-financial goals. Each year, the compensation committee reviews the company’s short- and long-term business plans and identifies non-financial goals and accomplishments that are critical to the company’s success. These goals are frequently the same as those used to determine annual cash incentives, discussed above. While some non-financial goals may be measured numerically, many are subjective in nature. Examples of non-financial goals that the compensation committee considered in 2009 include the development and implementation of enhancements to our swap strategy, an increase in our visibility through numerous management meetings with investors and analysts and proactively addressing value and cash flow deficits among certain of our mortgaged hotels, with a goal of enhancing stockholder value through loan amendments, or in certain instances, consensual transfers of hotel properties to the lenders in satisfaction of the related debt. While there is no specific formula or weighting assigned to each of the non-financial goals within this category and the compensation committee may select the same or different non-financial goals each year, this performance goal category makes up 40% of the total award opportunity. The committee determined that all of these non-financial business goals were substantially achieved.

Based on consideration of these performance measures during 2009 (the significant outcomes of which were discussed under “Annual Bonus” above), the compensation committee made equity grants in March 2010 to our named executive officers, including 240,000 shares to our chief executive officer, 215,000 shares to our president, 150,000 shares to our chief financial officer, 200,000 shares to our chief operating officer and 185,000 shares to our executive vice president, asset management. In addition, in consideration of the role of our chairman in advancing the company’s business strategy by building on the depth of his industry relationships and expertise, the compensation committee granted 145,000 shares to our chairman in March 2010. Our chairman and each of our named executive officers, other than Mr. Tallis, elected to receive these equity grants in the form of LTIP units. Mr. Tallis elected to receive his equity grants in the form of shares of restricted common stock. All of the equity grants vest in equal annual installments on the first three anniversaries of the grant date. We will pay dividends on the unvested restricted stock grants from the date of grant if and to the extent we pay common stock dividends. Likewise, we will make distributions on the unvested LTIP units from the date of grant if and to the extent we make distributions on the common units of our operating partnership, which typically equal per share dividends paid on our common stock.

In establishing the overall pool of shares awarded for named executive officers at 1,135,000, the compensation committee considered the factors discussed above, and also placed particular emphasis on the significant increase in stock price to levels consistent with those at the end of 2007 prior to the industry-wide, economic downturn. The pool was increased slightly partially because of the inclusion of Mr. Tallis as a named executive officer. The March 2010 equity grants, particularly with respect to the value at grant date, reflect a significant increase over the April 2009 equity grants, mostly due to the contrast between strong stock performance in 2009 and considerably below target stock performance in 2008. In determining the equity grants by individual, the compensation committee also considered:

•	the increased responsibilities of Messrs. Kessler and Brooks upon their respective promotions;

•	the desired level of pay for each executive relative to the company’s other named executive officers; and

•	each individual’s contributions toward the achievement of the stock performance, AFFO per share and non-financial goals described above.

Stock Ownership Guidelines

While we do not have a formal policy to mandate or enforce stock ownership levels among our management team, we strongly encourage our executives to own and hold stock over the long term. In fact, a strong stock ownership culture already exists, as evidenced by the significant open market purchases made by Mr. Archie Bennett, Jr. over the past four years and by Mr. Monty Bennett in 2007, as well as Mr. Monty Bennett’s election to invest his deferred compensation amounts in company common stock, which will be issuable to him at the end of the applicable deferral periods, subject to satisfaction of all legal and regulatory requirements. As a group, our named executive officers have demonstrated a commitment to the company through long tenure and significant equity ownership levels as a multiple of salary.

Other Executive Programs and Benefits.  The executive officers are provided other programs or benefits on the same terms offered to all employees. These programs and benefits include:

•	a 401(k) plan under which we match 50% of an eligible participant’s contribution to the plan, up to 6% of such participant’s base salary, subject to limitations imposed by the Internal Revenue Service; however, in connection with the cost containment measures pursued in 2009, the company suspended the 50% match for all participants;

•	an Employee Savings Incentive Plan, pursuant to which, if the employee does not participate in our 401(k) plan, we match 25% of a participant’s contribution, up to 10% of such participant’s base salary; however, in connection with the cost containment measures pursued in 2009, the company suspended the 25% match for all participants; and

•	basic life and accidental death and dismemberment insurance in an amount of three times each executive’s annual base salary, up to $250,000.

Additionally, we implemented a deferred compensation plan in 2007, which allows our executives, at their election, to defer portions of their compensation. Currently, our chief executive officer is the only participant in this plan. In December 2008, Mr. Bennett elected to defer all of his 2009 base salary (except $17,500), 100% of his cash bonus and 100% of dividends or distributions paid on unvested equity grants, if any, into the deferred compensation plan. In 2009, the compensation committee determined that the investment elections available under this plan will include company stock. If company stock is selected as an investment option by a participant, the company intends to issue common stock to the individual at the end of the elected deferral period from the company’s treasury shares. Such shares will be reserved for issuance to the applicable participants; provided, however, because of NYSE rules related to the issuance of stock to related parties, the number of shares of common stock issuable under the deferred compensation plan in any one fiscal year will be limited to 1% of the number of shares common stock outstanding at the date such deferral election begins. Because shares reserved for issuance pursuant to the deferred compensation plan are treasury shares, cash dividends may not be paid currently on such shares. In order to be more closely aligned with an investment in company stock, the compensation committee determined that we will pay plan participants who elect the company stock investment option dividend equivalents, which will be accrued as additional shares, if and to the extent we pay dividends on our common stock. The result of this modification is that each executive who participates in our deferred compensation plan and elects the company stock investment option will receive his investment shares plus any related dividend equivalent shares at the time that distributions are made from the plan, subject to the 1% annual limit described above. Amounts payable in excess of the 1% annual limit will be paid to the executive in cash at the end of the applicable deferral period.

In addition, as a corporate matter, the company does not provide its executives with any executive perquisites other than complimentary periodic lodging at its facilities, an annual comprehensive executive health evaluation performed by the UCLA Comprehensive Health Program and optional disability insurance not available to all employees, for which the premiums paid by the company on behalf of the named executive officers is less than $10,000 annually per executive.

Tax and Accounting Considerations.  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally precludes a publicly-held corporation from a federal income tax deduction for a taxable year for compensation in excess of $1 million paid to our chief executive officer or any of our other named executive officers with the exception of our chief financial officer. Exceptions are made for, among other things, qualified performance-based compensation. Qualified performance-based compensation means compensation paid solely on account of attainment of objective performance goals, provided that (i) performance goals are established by a compensation committee consisting solely of two or more outside directors, (ii) the material terms of the performance-based compensation are disclosed to and approved by a separate stockholder vote prior to payment, and (iii) prior to payment, our compensation committee certifies that the performance goals were attained and other material terms were satisfied. Our compensation committee intends, to the extent feasible and where it believes it is in the best interests of our company and its stockholders, to attempt to qualify executive compensation as tax deductible; however, our compensation committee does not intend to allow this tax provision to negatively affect its development and execution of effective compensation plans. Our compensation committee intends to maintain the flexibility to take actions it considers to be in the best interests of our company and its stockholders. The company is structured, however, such that compensation is not paid and deducted by the corporation, but at the operating partnership level. The IRS has previously issued a private letter ruling holding that Section 162(m) did not apply to compensation paid to employees of a REIT’s operating partnership. Consistent with that ruling, we have taken a position that compensation expense paid and incurred at the operating partnership level is not subject to the Section 162(m) limit. As such, the compensation committee does not believe that it is necessary to meet the requirements of the performance-based compensation exception to Section 162(m). As private letter rulings are applicable only for the taxpayer who obtains the ruling, and we have not obtained a private letter ruling addressing this issue, there can be no assurance that the IRS will not challenge our position that Section 162(m) does not apply to compensation paid at the operating partnership level.

Adjustment or Recovery of Awards

Under Section 304 of Sarbanes-Oxley, if the company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the chief executive officer and chief financial officer must reimburse the company for (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized by the individual from the sale of securities of the company during those 12 months.

Hedging Policies

Pursuant to our Code of Ethics, we maintain a policy on insider trading and compliance that prohibits executives from holding company securities in a margin account or pledging company securities as collateral for a loan. An exception exists if the executive requests and receives prior approval from our general counsel to pledge securities as collateral for a loan (but not for margin accounts).

Compensation Design and Risk

The compensation committee annually reviews the overall structure of the company’s executive compensation program and policies to ensure they are consistent with effective management of enterprise key risks and that they do not encourage executives to take unnecessary or excessive risks that could threaten the value of the enterprise.

With respect to the programs and policies that apply to our named executive officers, this review includes:

•	analysis of how different elements of compensation may increase or mitigate risk-taking;

•	analysis of performance metrics used for short-term and long-term incentive programs and the relation of such incentives to the company’s business objectives or the objectives related to a particular investment;

•	analysis of whether the performance measurement periods for short-term and long-term incentive compensation are appropriate;

•	analysis of the overall structure of compensation programs as related to business risks; and

•	an annual review of the company’s share ownership guidelines, including share ownership levels and retention practices.

Based on this review, we believe the company’s well-balanced mix of salary and short-term and long-term incentives are appropriate and consistent with the company’s risk management practices and overall strategies.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the compensation discussion and analysis disclosure with Ashford’s management, and based on this review and discussion, the compensation committee has recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

COMPENSATION COMMITTEE

W. Michael Murphy, Chairman
Philip S. Payne
Benjamin J. Ansell, M.D.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid to or earned by the chairman of the company’s board of directors as well as the company’s chief executive officer, chief financial officer and the company’s three other most highly compensated executive officer in fiscal years 2009, 2008 and 2007 for services rendered in all capacities.

Name and						Equity Based	All Other
Principal Position	Year	Salary		Bonus		Awards(1)	Compensation		Total

Monty J. Bennett	2009	$700,000		$1,120,000		$395,160	—		$2,215,160
Chief Executive Officer	2008	700,000	(2)	437,500	(2)	1,745,631	—		2,883,131
	2007	700,000	(2)	585,000	(2)	1,412,789	—		2,697,789

Douglas A. Kessler	2009	550,000		702,000		299,040	—		1,551,040
President	2008	550,000		275,000		1,745,631	—		2,570,631
	2007	550,000		385,000		835,665	—		1,770,665

David A. Brooks	2009	421,154		510,000		192,952	—		1,124,106
Chief Operating Officer,	2008	375,000		168,750		872,505	—		1,416,255
General Counsel and Secretary	2007	375,000		290,000		349,327	—		1,014,327

David J. Kimichik	2009	375,000		202,500		131,720	—		709,220
Chief Financial Officer and	2008	388,372		84,375		776,250	—		1,248,997
Treasurer	2007	350,000		202,500		447,705	—		1,000,205

Alan L. Tallis	2009	375,000		324,000		173,194	—		872,194
Executive Vice President, Asset Management	2008	429,808	(3)	168,750		161,504	—		760,062

Archie Bennett, Jr.(4)	2009	300,000		0		230,510	$48,353	(5)	578,863
Chairman of the Board	2008	300,000		0		900,450	32,848	(5)	1,233,298
	2007	300,000		0		1,127,804	39,819	(5)	1,467,623

(1)	Represents the total grant date fair value of restricted stock and LTIP unit awards computed in accordance with FASB ASC Topic 718. These grants are subject to vesting over a three- or four-year period.

(2)	Mr. Monty Bennett elected to defer 100% of his 2008 salary and bonus, all except $17,500 of his 2009 salary and 100% of his 2009 bonus. As of March 10, 2009, Mr. Bennett has elected to invest all of his deferral amounts in company common stock. As of December 31, 20009, the company has reserved an aggregate of 295,049 shares of common stock for issuance to Mr. Bennett, which will be issuable periodically at the end of the various deferral periods elected by Mr. Bennett under our deferred compensation plan, subject to compliance with all legal and regulatory requirements.

(3)	Mr. Tallis became an executive officer effective March 31, 2008. He earned a salary of $279,808 during 2008. However, we also paid Mr. Tallis $150,000 during January-March 2008 for consulting services he provided us during that time. This amount reflects Mr. Tallis’ salary and consulting fees earned in 2008.

(4)	Although the chairman of the board is a non-executive chairman, we have elected to include his compensation information in each of the required tables because of the material nature of his compensation.

(5)	These amounts represent the value of life, health and disability insurance premiums paid by the company for the benefit of Mr. Archie Bennett, as well as fees for his attendance at board and committee meetings. Of the total other compensation paid to Mr. Bennett, $36,500, $21,500 and $28,500 represents fees paid for his attendance at board and committee meetings in 2009, 2008 and 2007, respectively. Additionally, $11,853, $10,770 and $10,534 were paid by the company for health insurance premiums for Mr. Bennett in 2009, 2008 and 2007, respectively. Although these benefits are available to all salaried employees, we do not pay such amounts for any other non-executive director.

GRANTS OF PLAN-BASED AWARDS

		All Other Stock
		Awards:
		Number of	Grant Date
		Shares of	Fair Value of
Name	Grant Date	Stock	Stock Awards

Monty J. Bennett	April 2, 2009	222,000	$395,160
Douglas A. Kessler	April 2, 2009	168,000	299,040
David A. Brooks	April 2, 2009	108,400	192,952
David J. Kimichik	April 2, 2009	74,000	131,720
Alan L. Tallis	April 2, 2009	97,300	173,194
Archie Bennett, Jr.	April 2, 2009	129,500	230,510

We have employment agreements with each of our named executive officers. These employment agreements, as amended, provide for Mr. Monty Bennett to serve as our chief executive officer, Mr. Kessler to serve as our president, Mr. Brooks to serve as our chief operating officer, general counsel and secretary, Mr. Kimichik to serve as our chief financial officer and treasurer, and Mr. Tallis to serve as our executive vice president of asset management. These employment agreements require our executive officers to devote substantially full-time attention and time to our affairs, but also permit them to devote time to their outside business interests consistent with past practice. Mr. Bennett’s employment agreement allows him to continue to act as Chief Executive Officer of Remington Hotel Corporation, or Remington Hotel, and to act as an executive officer of the general partners of Remington Lodging & Hospitality, L.P and its affiliate Remington Management LP, (together these entities are referred to as the Remington Managers), provided his duties for Remington Hotel and the Remington Managers do not materially interfere with his duties to us. Each of these employment agreements is subject to automatic one-year renewals, unless either party provides at least four months’ notice of non-renewal of the applicable employment agreement. All of the employment agreements were automatically renewed for 2010.

The employment agreements for each of our executive officers provide for:

•	an annual base salary for 2009 of $700,000 for Mr. Monty Bennett, $550,000 for Mr. Kessler, $425,000 for Mr. Brooks, $375,000 for Mr. Kimichik and $375,000 for Mr. Tallis, subject to annual adjustments;

•	eligibility for annual cash performance bonuses under our incentive bonus plans, based on a targeted bonus range for each officer;

•	director’s and officer’s liability insurance coverage;

•	participation in other short- and long-term incentive, savings and retirement plans;

•	medical and other group welfare plan coverage;

•	payment for an extensive annual medical exam conducted at UCLA Medical Center; and

•	an additional disability insurance policy available only to our senior executives.

All of these benefits, with the exception of the annual medical exam conducted at UCLA Medical Center and the additional disability insurance policy, are available to all of our salaried employees. The cumulative cost of the medical exam and the additional disability insurance policy has not, historically, exceeded $10,000 annually for any individual executive.

Mr. Bennett’s targeted annual bonus range is 75% to 200% of his base salary. Mr. Kessler’s targeted annual bonus range is 50% to 150% of his base salary. Mr. Brooks’ targeted annual bonus range is 40% to 125% of his base salary. Mr. Kimichik’s targeted annual bonus range is 30% to 90% of his base salary. Mr. Tallis’ targeted annual bonus range is 30% to 90% of his base salary.

In addition to the employment agreements described above, we have entered into a non-compete agreement with Mr. Archie Bennett, Jr. The non-compete agreement provides for Mr. Bennett to serve as our non-executive chairman. The non-compete agreement is an annual agreement, subject to automatic one-year extensions, in each case, unless either party provides at least four months’ notice of non-renewal. Mr. Bennett’s non-compete agreement allows him to continue to act as chairman of Remington Hotel and the Remington Managers provided his duties for Remington Hotel and the Remington Managers do not materially interfere with his duties to us. The non-compete agreement currently provides for, among other provisions:

•	an annual director’s fee of $300,000, of which $25,000 may be paid in the form of shares of our common stock, at the discretion of our compensation committee;

•	director’s and officer’s liability insurance coverage;

•	participation in other short- and long-term incentive, savings and retirement plans, in the discretion of our compensation committee; and

•	medical and other group welfare plan coverage and fringe benefits, in the discretion of our compensation committee.

The equity awards granted to each of the named executive officers and our chairman were all granted under the company’s Amended and Restated 2003 Stock Incentive Plan and are all subject to time-based vesting requirements. Dividends or distributions will be paid on all unvested shares or units, if applicable, at the same rate as dividends payable with respect to all outstanding shares of common stock, with no preference to equity grants issued under our stock plan.

The company places heavier emphasis on our variable pay components of annual bonuses and restricted stock awards than on salary. Historically, the amount of salary paid to each named executive officer has represented approximately 20% to 30% of our named executive officers’ total compensation packages. While the compensation committee seeks to provide a competitive base salary and bonus structure, it believes that the majority of each named executive officer’s total compensation should be paid in the form of equity grants vesting over a period of years, to help ensure alignment of the executive’s interest to that of our stockholders as well as longevity of the officer. As such, the value of equity grants typically represents a significant portion of the incentive pay components, which excludes base salary.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Number of		Market Value of
	Equity Awards		Equity Awards
	That Had		That Had
	Not Vested		Not Vested
	at December 31,		at December 31,
Name	2009		2009

Monty J. Bennett	222,000	(1)	$1,030,080
	107,500	(2)	498,800
	210,825	(3)	978,228

	540,325		$2,507,108

Douglas A. Kessler	168,000	(1)	$779,520
	90,000	(2)	417,600
	210,825	(3)	978,228

	468,825		$2,175,348

David A. Brooks	108,400	(1)	$502,976
	43,750	(2)	203,000
	105,375	(3)	488,940

	257,525		$1,194,916

David J. Kimichik	74,000	(1)	$343,360
	40,000	(2)	185,600
	93,750	(3)	435,000

	207,750		$963,960

Alan Tallis	6,390	(4)	$29,650
	6,667	(5)	30,935
	97,300	(1)	451,472

	110,357		$512,057

Archie Bennett, Jr.	129,500	(1)	$600,880
	50,000	(2)	232,000
	108,750	(3)	504,600

	288,250		$1,337,480

(1)	These shares were originally granted on April 2, 2009 with a vesting term of three years. One third of these shares vested on April 2, 2010, and one-third will vest on each of April 2, 2011 and 2012.

(2)	These shares were granted on March 27, 2007 with a vesting term of four years. One-fourth of the shares vested on each of March 27, 2008, and March 27, 2009 and one-fourth of the shares will vest on each of March 27, 2010 and 2011.

(3)	These equity grants were in the form of LTIP units, granted on March 21, 2008 with a vesting term as follows: 10% of the shares vested on September 1, 2008; 15% of the shares vested September 1, 2009; 15% of the shares will vest on each of September 1, 2010 and 2011, and 45% of the shares will vest on September 1, 2012.

(4)	These shares were granted on March 21, 2008 with vesting in three equal installments over two years. One-third of the shares vested on each of July 1, 2008 and July 1, 2009; the remainder will vest on July 1, 2010.

(5)	These shares were granted on August 15, 2008 with a vesting term of three years. One-third of these shares vested on August 15, 2009 and one-third will vest on each of August 15, 2010 and 2011.

EQUITY AWARDS VESTED DURING 2009

	Stock Awards
	Number of Equity
	Awards(1) Acquired on	Value Realized
Name	Vesting	on Vesting

Monty J. Bennett	155,915	$315,026
Douglas A. Kessler	137,165	$284,088
David A. Brooks	66,284	$138,241
David J. Kimichik	62,084	$128,126
Alan Tallis	9,723	$26,827
Archie Bennett, Jr.	73,416	$150,934

(1)	Includes LTIP units that vested during 2009, all of which have now achieved parity with the common units.

2009 NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
Name	Last FY(1)	Last FY	in Last FY	Distributions	at Last FYE(2)

Monty J. Bennett	$1,091,066	$0	$821,172	$0	$3,150,192

(1)	This amount reflects Mr. Bennett’s deferral of 2009 salary and bonus received in March 2009 for prior year performance. Of this amount, $659,910 is reported as 2009 salary in the Summary Compensation Table and $431,156 is reported as 2008 bonus in the Summary Compensation Table.

(2)	Until April 2009, Mr. Bennett’s deferrals were benchmarked to a market fund. Beginning in April 2009, Mr. Bennett elected to invest all future compensation deferrals in shares of our common stock. The amount in this column represents the cumulative market value of the benchmarked market fund at December 31, 2009 plus the market value of treasury shares of common stock reserved for issuance to Mr. Bennett pursuant to the deferred compensation plan at December 31, 2009.

In 2007 we implemented a deferred compensation plan which allows our executives, at their election, to defer portions of their compensation. Currently, Mr. Monty Bennett is the only participant in this plan. In December 2008, Mr. Bennett elected to defer 100% of his 2009 base salary (except for $17,500), 100% of his cash bonus and 100% of dividends or distributions paid on unvested equity grants, if any, into the deferred compensation plan. In 2009, the compensation committee determined that the investment elections available under this plan would include company stock. If company stock is selected as an investment option by a participant, as Mr. Bennett has, the company intends to issue common stock to the individual at the end of the elected deferral period from the company’s treasury shares purchased on the open market at the time of each deferral. Such shares will be reserved for issuance to the applicable participants; provided, however, the number of shares of common stock issuable under the deferred compensation plan in any one fiscal year will be limited to 1% of the number of shares common stock outstanding at date such deferral election begins. We will pay plan participants who elect the company stock investment option dividend equivalents, which will be accrued as additional shares, if and to the extent we pay dividends on our common stock. Thereby each executive who participates in our deferred compensation plan and elects the company stock investment option will receive his investment shares plus any related dividend equivalent shares at the time that distributions are made from the plan, subject to the 1% annual limit described above and any other applicable rules or limitations. Amounts payable in excess of the 1% annual limit will be paid to the executive in cash at the end of the applicable deferral period.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

Executive Officers

Under the terms of their respective employment agreements, each of our named executive officers is entitled to receive certain severance benefits after termination of employment. The amount and nature of these benefits vary depending on the circumstances under which employment terminates. The employment agreements provide for certain specified benefits during the entire term of the employment agreement.

Each of the employment agreements of our named executive officers provides that, if the executive’s employment is terminated as a result of death or disability of the executive; by us without cause (including non-renewal of the agreement by us); by the executive for “good reason;” or after a “change of control” (each as defined in the applicable employment agreement), the executive will be entitled to accrued and unpaid salary to the date of such termination and any unpaid incentive bonus from the prior year plus the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	a lump-sum cash severance payment (more fully described below);

•	pro-rated payment of the incentive bonus for the year of termination, payable at the time incentive bonuses are paid to the remaining senior executives for the year in which the termination occurs;

•	all restricted equity securities held by such executive will become fully vested; and

•	health, life and disability benefits for 18 months following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer, payable by the company over the period of coverage.

The lump sum severance payment payable upon termination of an executive’s employment agreement in any of the circumstances described above is calculated as the sum of such executive’s then-current annual base salary plus his average bonus over the prior three years, multiplied by a severance multiplier. The severance multiplier is:

•	one for all executives in the event of termination as a result of death or disability of the executive and termination by us without cause (including non-renewal of the agreement);

•	two for all executives other than Mr. Monty Bennett and three for Mr. Monty Bennett in the event of termination by the executive for good reason;

•	two for Messrs. Brooks, Kimichik and Tallis and three for Messrs. Monty Bennett and Kessler in the event of termination following a change in control.

If an executive’s employment is terminated by the executive officer without “good reason” (as defined in the applicable employment agreement), the executive will be entitled to accrued and unpaid salary to the date of such termination and any unpaid incentive bonus from the prior year. Additionally, the employment agreements for each of the executives includes non-compete provisions, and in the event the executive elects to end his employment with us without good reason, in exchange for the executive honoring his non-compete provisions, he will be entitled to the following additional payments:

•	health benefits for the duration of the executive’s non-compete period following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer, except that Mr. Monty Bennett is not entitled to this benefit; and

•	a non-compete payment equal to the sum of his then-current annual base salary plus average bonus over the prior three years, paid equally over the twelve-month period immediately following the executive’s termination.

Other than with respect to Mr. Tallis’ employment agreement, if any named executive officer’s employment agreement is terminated by the company for “cause,” the executive will be entitled solely to any accrued and unpaid salary to the date of such termination and any unpaid incentive bonus from the prior year. In the event Mr. Tallis’

employment agreement is terminated by the company, including for “cause,” he would continue to receive dental, medical and vision benefits (but not other benefits) until April 16, 2011.

In addition, if the severance payment to any executive is deemed to be a “golden parachute payment” under § 280G of the Internal Revenue Code of 1986, as amended, then such executive would also be entitled to a tax gross-up payment to cover his excise tax liability under § 280G. As of December 31, 2009, only Mr. Tallis would have owed excise tax.

Each of the employment agreements also contain standard confidentiality, non-compete, non-solicitation and non-interference provisions. The confidentiality and non-interference provisions apply during the term of the employment agreement and for anytime thereafter. The non-solicitation provisions apply during the term of the agreement, and for a period of one year following the termination of the executive. The non-compete provisions of Messrs. Kessler, Brooks, Kimichik and Tallis apply during the term of the employment agreements and for a period of one year thereafter if the executive’s employment is terminated as a result of disability, by the executive without good reason, or at the election of the executive not to renew the agreement. However, if the executive is removed for any other reason, including, without limitation, as a result of a change in control, a termination by the executive for good reason, or a termination by the company for cause or without cause (including non-renewal by the company), the non-compete provisions end on the date of the executive’s termination.

The non-compete provisions of Mr. Monty Bennett’s employment agreement apply during the term of his agreement, and if Mr. Monty Bennett resigns without cause, for a period of one year thereafter, or if Mr. Monty Bennett is removed for cause, for a period of 18 months thereafter. In the case of Mr. Monty Bennett’s resignation without cause, in consideration for his non-compete, Mr. Monty Bennett will receive a cash payment, to be paid in equal monthly installments during his one-year non-compete period, equal to the sum of his then-current annual base salary plus average bonus over the prior three years. Mr. Monty Bennett’s non-compete period will terminate if Remington Lodging terminates our exclusivity rights under the mutual exclusivity agreement between Remington Lodging and us.

Additionally, in the event of an executive’s termination for any reason, all deferred compensation amounts payable under our deferred compensation plan become due and payable in a single lump sum payment within 45 days of the termination date notwithstanding the deferral periods previously elected by the executive.

Chairman of our Board

Under the terms of our chairman’s non-compete agreement, Mr. Archie Bennett is entitled to receive certain severance benefits upon the termination of his position as our chairman. The amount and nature of these benefits vary depending on the circumstances under which his directorship terminates, but are similar to the benefits received by our executive officers, and accordingly, are included in the tables below.

Mr. Archie Bennett’s non-compete agreement provides that, if his service as a director is terminated by him for “good reason” or after a “change of control” (each as defined in the Mr. Archie Bennett’s non-compete agreement), he will be entitled to accrued and unpaid director fees to the date of such termination plus the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	a lump-sum cash severance payment equal to two times his then-current director’s fee; and

•	all restricted equity securities held by Mr. Archie Bennett will become fully vested.

If Mr. Archie Bennett is asked to resign his directorship by us without cause, or if Mr. Archie Bennett is not re-nominated and re-elected to serve as our chairman, then he will receive each of the benefits above except that his lump sum cash severance payment will be equal to one times the sum of his then-current director’s fee. Mr. Archie Bennett’s non-compete agreement also provides that he or his estate will be entitled to receive these same severance benefits in the event of his death or disability.

If Mr. Archie Bennett decides to discontinue his service to us without “good reason” (as defined in the non-compete agreement), including an election by him not to renew his non-compete agreement, he will be entitled to receive any accrued and unpaid fees and expenses thorough the date of such termination and in exchange for Mr. Archie Bennett honoring the non-compete provisions of his agreement (discussed below) a cash severance payment equal to his annual director fees for one year, paid in twelve equal monthly installments over the year following such termination.

If Mr. Archie Bennett’s services are terminated by the company for “cause” (as defined in the non-compete agreement), he will be entitled solely to any accrued and unpaid director’s fees and expenses up to the date of such termination.

In addition, if the severance payment to Mr. Archie Bennett is deemed to be a “golden parachute payment” under § 280G of the Internal Revenue Code of 1986, as amended, then he would also be entitled to a tax gross-up payment to cover his excise tax liability under § 280G. As of December 31, 2009, Mr. Archie Bennett would not have owed excise tax.

Mr. Archie Bennett’s non-compete agreement contains standard confidentiality, non-compete, non-solicitation and non-interference provisions. The confidentiality provisions apply during the term of the non-compete agreement and any time thereafter. The non-compete provisions apply only during the term of his non-compete agreement if Mr. Archie Bennett terminates his service as a director as a result of a change in control or for good reason; however, if Mr. Archie Bennett’s service as a director is terminated as a result of disability, by Mr. Archie Bennett without good reason or by us for cause, the non-compete and non-solicitation provisions apply for a period of one year after termination. In the case of Mr. Archie Bennett’s resignation without good reason, in consideration for his non-compete, Mr. Archie Bennett will receive a cash payment, to be paid in equal monthly installments during the one-year non-compete period, equal to his then-current annual director’s fee. Mr. Archie Bennett’s non-compete period will terminate if Remington Lodging terminates our exclusivity rights under the mutual exclusivity agreement between Remington Lodging and us.

Summary of Potential Payments upon Termination

The tables below reflect the amount of compensation payable to the chairman of our board and each named executive officer upon termination of employment or following a change of control, assuming that such termination was effective as of December 31, 2009.

	Termination Scenarios
	Death or Disability
	of the Executive or			By Executive
	by Company without	By the		without Good
	Cause, Including	Executive	Following a	Reason, Including
	Non-Renewal by	with Good	Change of	Non-Renewal by
Name	Company	Reason	Control	Executive

Monty J. Bennett
Severance Payment	$1,414,167	$4,242,500	$4,242,500
Pro-Rated Bonus	1,120,000	1,120,000	1,120,000
Acceleration of Unvested Equity Awards	1,528,880	1,528,880	1,528,880
Non-Compete Payment				$1,414,617
Other Benefits	10,493	10,493	10,493

Total	$4,073,540	$6,901,873	$6,901,873	$1,414,617

Douglas A. Kessler
Severance Payment	$1,004,000	$2,008,000	$3,012,000
Pro-Rated Bonus	702,000	702,000	702,000
Acceleration of Unvested Equity Awards	1,197,120	1,197,120	1,197,120
Non-Compete Payment				$1,004,000
Other Benefits	37,981	37,981	37,981	24,905

Total	$2,941,101	$3,945,101	$4,949,101	$1,028,905

David A. Brooks
Severance Payment	$747,917	$1,495,834	$1,495,834
Pro-Rated Bonus	510,000	510,000	510,000
Acceleration of Unvested Equity Awards	705,976	705,976	705,976
Non-Compete Payment				$747,917
Other Benefits	33,639	33,639	33,639	22,058

Total	$1,997,532	$2,745,449	$2,745,449	$769,975

David J. Kimichik
Severance Payment	$538,125	$1,076,250	$1,076,250
Pro-Rated Bonus	202,500	202,500	202,500
Acceleration of Unvested Equity Awards	528,960	528,960	528,960
Non-Compete Payment				$538,125
Other Benefits	18,809	18,809	18,809	12,334

Total	$1,288,394	$1,826,519	$1,826,519	$550,459

Alan L. Tallis(1)
Severance Payment	$621,375	$1,242,750	$1,242,750
Pro-Rated Bonus	324,000	324,000	324,000
Acceleration of Unvested Equity Awards	512,056	512,056	512,056
Non-Compete Payment				$621,375
Other Benefits	20,215	20,215	20,215	17,433
Tax Gross-Up Payment			440,849

Total	$1,477,646	$2,099,021	$2,539,870	$638,808

Archie Bennett, Jr.
Severance Payment	$300,000	$600,000	$600,000
Acceleration of Unvested Equity Awards	832,880	832,880	832,880
Non-Compete Payment				$300,000

Total	$1,132,880	$1,432,880	$1,432,880	$300,000

(1)	In the event Mr. Tallis’ employment is terminated by the company for cause, he will be entitled to receive medical, dental and vision benefits from the company through April 16, 2011, valued at $16,113. If Mr. Tallis’ employment is terminated by the company without good reason, he will receive benefits valued at $17,433, representing the $16,113 value noted in the preceding sentence plus the value of 12 months of life insurance benefits

AUDIT COMMITTEE

Our audit committee is governed by a written charter adopted by our board of directors and is composed of four independent directors, each of whom has been determined by our board of directors to be independent in accordance with the rules of the NYSE.

The following is our audit committee’s report in its role as the overseer of the integrity of our financial statements, the financial reporting process, our independent auditor’s performance, including their qualification and independence, and our compliance with legal and regulatory requirements. In carrying out its oversight responsibilities, our audit committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the outside auditor’s work. This report shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

AUDIT COMMITTEE REPORT

The audit committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The audit committee meetings include, whenever appropriate, executive sessions with the independent auditors and with Ashford’s internal auditors, in each case without the presence of management.

The audit committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, Ashford’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of Ashford’s consolidated financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal controls over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

During the course of the year, management completed the documentation, testing and evaluation of Ashford’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The audit committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the audit committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled audit committee meeting. At the conclusion of the process, management provided the audit committee with, and the audit committee reviewed a report on, the effectiveness of Ashford’s internal control over financial reporting. The audit committee also reviewed the report of management contained in Ashford’s annual report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in Ashford’s annual report on Form 10-K for the fiscal year ended December 31, 2009 related to its audit of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The audit committee continues to oversee Ashford’s efforts related to its internal control over financial reporting and management’s preparation for the evaluation in fiscal year 2010.

The audit committee has discussed with Ernst & Young LLP the matters required to be discussed with the independent auditors pursuant to Statement on Auditing Standards No. 61, as amended (Communication with the Audit Committees), including the quality of Ashford’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee has received the written disclosures and letter from Ernst & Young LLP to the audit committee required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Taking all of these reviews and discussions into account, the undersigned audit committee members recommended to the board of directors that the board approve the inclusion of Ashford’s audited financial statements in Ashford’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Philip S. Payne, Chairman
W. Michael Murphy
Thomas E. Callahan

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

For purposes of this proxy statement a “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

(i) Voting power which includes the power to vote, or to direct the voting of, any class of our voting securities; and/or

(ii) Investment power which includes the power to dispose, or to direct the disposition of, any class of our voting securities.

Security Ownership of Management

Listed in the following table and the notes thereto is certain information with respect to the beneficial ownership of our common stock as of March 10, 2010, by (i) each of our directors, (ii) each of our named executive officers and (iii) all of our directors and named executive officers as a group. No directors or executive officers own any shares of Series B-1 Preferred Stock.

	Number of Shares	Percent of
Name of Stockholder	Beneficially Owned(1)	Class(2)

Archie Bennett, Jr.	4,859,942	7.36%
Monty J. Bennett	4,789,082	7.26%
Benjamin J. Ansell, M.D.	106,690	*
Thomas E. Callahan	64,000	*
Martin Edelman	340,158	*
W. Michael Murphy	43,800	*
Philip S. Payne	26,800	*
Douglas Kessler	677,584	1.10%
David A. Brooks	623,169	1.01%
David Kimichik	380,343	*
Alan L. Tallis	131,470	*

All executive officers and directors as a group (12 persons)	12,297,009	16.74%

*	Denotes less than 1.0%.

(1)	Assumes that all common units of our operating partnership held by such person or group of persons are redeemed for common stock and includes all restricted stock grants made since our initial public offering through March 10, 2010. All such stock grants vest in equal annual installments over a three or four year period commencing on the date of their issuance. The number does not include any LTIP units in our operating partnership because such units either were issued subsequent to the record date or had not achieved economic parity with the common units as of the record date. Accordingly, as of the record date, no LTIP units were either redeemable for cash or convertible into shares of our common stock. See footnotes to the director nominee table for additional discussion of potential share ownership by Messrs. Archie and Monty Bennett as the result of post-record date economic parity and shares issuable pursuant to our deferred compensation plan. Also, of the 496,100 LTIP units currently held by Mr. Kessler, 281,100 achieved economic parity with the common units subsequent to the record date; of the 340,500 LTIP units currently held by Mr. Brooks, 140,500 achieved economic parity with the common units subsequent to the record date; and of the 275,000 LTIP units currently held by Mr. Kimichik, 125,000 achieved economic parity with the common units subsequent to the record date. The LTIP units that have achieved economic parity with the common units are now, subject to certain time-based vesting requirements, convertible into common units, which are redeemable for cash or, at our option, convertible on a one-for-one basis into shares of our common stock. Assuming that all LTIP units ultimately achieve economic parity with the common units, Messrs. Kessler, Brooks and Kimichik would own 1,173,684, 963,669 and 655,343 shares of common stock or securities convertible, at our option, on a one-for-one basis into shares of common stock, respectively.

(2)	As of March 10, 2010, there were outstanding and entitled to vote 53,731,818 shares of common stock and 7,447,865 shares of Series B-1 Preferred Stock. The Series B-1 Preferred Stock is immediately convertible into common stock by the holder, and the holder of the Series B-1 Preferred Stock is entitled to vote together with the common stockholders as a single class. Accordingly, the total number of shares of the company’s common stock outstanding used in calculating the percent of class was 61,179,683, which included all outstanding shares of common stock and Series B-1 Preferred Stock as of March 10, 2010. Additionally, the total number of shares outstanding used in calculating the percentage for each person assumes that operating partnership common units held by such person are redeemed for common stock but none of the operating partnership units held by other persons are redeemed for common stock.

Security Ownership of Certain Beneficial Owners

Listed in the following table and the notes thereto is certain information with respect to the beneficial ownership of our common stock and our Series B-1 Preferred Stock as of March 10, 2010, by the persons known to Ashford to be the beneficial owners of five percent or more of either our common stock or our Series B-1 Preferred Stock, by virtue of the filing of Schedule 13D or Schedule 13G with the Securities and Exchange Commission. To our knowledge, other than as set forth in the table below, there are no persons owning more than five percent of any class of Ashford’s voting securities. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

		Number of
		Shares
		Beneficially		Percent of
Title of Securities	Name of Stockholder	Owned		Class(1)

Common Stock	The Vanguard Group, Inc.	6,400,632	(2)	10.73%
Common Stock	Blackrock, Inc.	4,115,273	(3)	6.73%
Common Stock	Robeco Investment Management, Inc.	3,812,840	(4)	6.23%
Common Stock	Security Capital Preferred Growth Incorporated	7,447,865	(5)	8.76%
Common Stock	Archie Bennett, Jr.	4,859,942	(6)	7.36%
Common Stock	Monty J. Bennett	4,789,082	(6)	7.26%

(1)	As of March 10, 2010, there were outstanding and entitled to vote 53,731,818 shares of common stock and 7,447,865 shares of Series B-1 preferred stock. The Series B-1 preferred stock is immediately convertible into common stock by the holder, and the holder of the Series B-1 preferred stock is entitled to vote together with the common stockholders as a single class. Accordingly, the total number of shares of the company’s common stock outstanding used in calculating the percentage was 61,179,683 which included all outstanding shares of common stock and Series B-1 preferred stock as of March 10, 2010.

(2)	Based on information provided by The Vanguard Group, Inc. (“Vanguard Group”) in a Schedule 13G filed with the Securities and Exchange Commission on February 4, 2010 and conversations with representatives of the Vanguard Group. This number includes 2,887,391 shares beneficially owned by Vanguard Specialized Funds — Vanguard REIT Index Fund, which filed a separate Schedule 13G on February 4, 2010. Vanguard Group has sole dispositive power over all such shares and sole voting power over 102,770 of such shares, and Vanguard REIT Index Fund has sole voting power with respect to 2,887,391 of such shares. The principal business address of Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)	Based on information provided by Blackrock, Inc. in a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010. Per its Schedule 13G, Blackrock, Inc. has sole voting and dispositive power over all such shares. The principal business address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)	Based on information provided by Robeco Investment Management, Inc. in a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2010. Per its Schedule 13G, Robeco Investment Management, Inc. has sole dispositive power over all such shares and sole voting power over 1,671,125 of such shares. The principal business address of Robeco Investment Management, Inc is 909 Third Ave., New York, NY 10022.

(5)	Based on information provided by Security Capital Preferred Growth Incorporated (“Security Capital”) in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009. Per its Schedule 13G, Security Capital is the beneficial owner of 7,447,865 shares of the company’s Series B-1 Preferred Stock, which is immediately convertible on a one-for-one basis into shares of our common stock. Security Capital’s address is 10 South Dearborn Street, Suite 1400, Chicago, Illinois 60603.

(6)	The total number of shares of the company’s common stock outstanding used in calculating the percentage assumes that operating partnership units held by this person, including LTIP units that have achieved economic parity with our common stock, are converted into common stock but none of the operating units held by other people are converted into common stock. Each of Mr. Archie Bennett and Mr. Monty Bennett own a portion of their shares indirectly.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2009, all of our directors, executive officers and beneficial owners of more than ten percent of our common stock were in compliance with the Section 16(a) filing requirements with the exception of the Form 4 reports required to be filed with respect to the executive compensation equity grants made to our executive officers in April 2009. These Form 4 reports for each of our executive officers were not timely filed but were subsequently filed.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our operating partnership entered into a master management agreement with Remington Lodging & Hospitality, L.P., subject to certain independent director approvals, pursuant to which Remington Lodging, or its affiliate Remington Management LP (together referred to as the “Remington Managers”), operates and manages a significant number of our hotels. The Remington Managers are affiliates of Remington Holdings, LP, successor to Remington Hotel Corporation, and each such entity is are beneficially owned 100% by Messrs. Archie and Monty Bennett. The fees due to the Remington Manager under the management agreements include management fees, project and purchase management fees and other fees. The actual amount of management fees, for the properties managed by the Remington Managers for the 12 months ended December 31, 2009, were approximately $10.5 million. The actual amount of project and purchase management fees for the same period were approximately $5.5 million.

Further, we and our operating partnership have a mutual exclusivity agreement with Remington Lodging and Remington Holdings and Messrs. Archie and Monty Bennett, pursuant to which we have a first right of refusal to purchase lodging investments identified by them. We also agreed to hire Remington Lodging or its affiliates for the management or construction of any hotel which is part of an investment we elect to pursue, unless either all of our independent directors elect not to do so or a majority of our independent directors elect not to do so based on a determination that special circumstances exist or that another manager or developer could perform materially better than Remington Lodging or one of its affiliates.

Remington Hotels LP, which is owned 100% by Messrs. Archie and Monty Bennett, pays for certain corporate general and administrative expenses on our behalf, including rent, payroll, office supplies and travel. Such charges are allocated to us based on various methodologies, including headcount, office space, usage and actual amounts incurred. For the year ended December 31, 2009, such costs were approximately $4.6 million and were reimbursed by us monthly.

Additionally, First Fidelity Mortgage Corporation, as was previously disclosed in the 2009 proxy, an entity in which Mr. Murphy is an executive vice president, received a $400,000 success fee for the placement of senior debt financing in connection with a $60,800,000 loan we obtained from Pacific Life Insurance company on February 20, 2009, secured by the Marriott Crystal Gateway hotel. First Fidelity paid $100,000 of the success fee to Mr. Murphy, as additional compensation. The Marriott Crystal Gateway loan accrues interest at LIBOR plus 4.0%, and no principal payments are due until maturity, on February 20, 2012. As of March 10, 2010, the outstanding principal balance for this loan remains $60,800,000, and we have made approximately $3.3 million in interest payments since the inception of the loan in February 2009. As noted above under “Board Member Independence,” Mr. Murphy satisfies both the NYSE Listed Company Manual requirements on independence as well as our own guidelines.

Because we could be subject to various conflicts of interest arising from our relationship with Remington Holdings, the Remington Managers and other parties, to mitigate any potential conflicts of interest, our charter contains a requirement that any transaction or agreement involving us, our wholly-owned subsidiaries or our operating partnership and a director or officer of an affiliate of any director or officer will require the approval of a majority of the disinterested directors. Additionally, our board of directors has adopted a policy that requires all management decisions related to the management agreements with the Remington Managers to be approved by a majority of the independent directors, except as specifically provided otherwise in the management agreement. Further, our board of directors has also adopted our Code of Business Ethics and Conduct, which includes a policy for review of transactions involving related persons, and other potential conflicts of interest. Pursuant to the Code of Business Ethics and Conduct, non-officer employees must report any actual or potential conflict of interest involving themselves or others to their supervisor, our general counsel. Officers must make such report to our general counsel, our chief governance officer or to the chairman of our nominating/corporate governance committee. Directors must make such report to the chairman of our nominating/corporate governance committee.

PROPOSAL NUMBER TWO — RATIFICATION OF THE APPOINTMENT OF
ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS

We are asking our stockholders to ratify our audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Ernst & Young LLP has audited our financial statements since we commenced operations in 2003. Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, our board of directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Our audit committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm. Our audit committee pre-approves all audit and non-audit services provided to us by our independent registered public accounting firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The audit committee has delegated pre-approval authority to its chairperson when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee approved all fees paid to Ernst & Young LLP during the past two years with no reliance placed on the de minimis exception established by the SEC for approving such services.

Services provided by Ernst & Young LLP during 2009 included the audits of (i) our annual financial statements and the financial statements of our subsidiaries, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting. Services also included the limited review of unaudited quarterly financial information; review and consultation regarding filings with the SEC and the Internal Revenue Service; assistance with management’s evaluation of internal accounting controls; and consultation on financial and tax accounting and reporting matters. During the years ended December 31, 2009 and 2008, fees incurred related to our principal accountants, Ernst & Young LLP, consisted of the following:

	Year Ended December 31,
	2009	2008

Audit Fees	$1,098,950	$1,486,000
Audit-Related Fees	108,550	221,800
Tax Fees	301,399	273,105
All Other Fees	—	—

Total	$1,508,899	$1,980,905

Our audit committee has considered all fees provided by the independent auditors to us and concluded this involvement is compatible with maintaining the auditors’ independence.

Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2010.

OTHER PROPOSALS

The proxies intend to exercise their discretionary authority to vote on any stockholder proposals submitted at the 2010 annual meeting as permitted by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended, and not included in this proxy statement. For a stockholder proposal to be considered for inclusion in the company’s proxy statement for the 2011 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal office no later than the close of business on December 15, 2010. Such proposals also must comply with SEC regulations Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to the attention of Investor Relations at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.

As to any proposal that a stockholder intends to present to stockholders other than by inclusion in our proxy statement for the 2011 annual meeting of stockholders, the proxies named in management’s proxy for that annual meeting of stockholders will be entitled to exercise their discretionary authority on that proposal unless we receive notice of the matter to be proposed no earlier than December 15, 2010 and no later than January 14, 2011. Even if the proper notice is received timely, the proxies named in management’s proxy for that annual meeting of stockholders may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC at 100 F Street N.E., Washington, DC 20549-1090. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov. We make available on our website at www.ahtreit.com, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, press releases, charters for the committees of our board of directors, our Board of Directors Guidelines, our Code of Business Conduct and Ethics, our Financial Officer Code of Conduct and other company information, including amendments to such documents as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC or otherwise publicly released. Such information will also be furnished upon written request to Ashford Hospitality Trust, Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling (972) 490-9600.

The SEC allows us to “incorporate by reference” information into this proxy statement. That means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

This proxy statement incorporates by reference the information contained in our Annual Report on Form 10-K for the year ended December 31, 2009. We also incorporate by reference the information contained in all other documents we file with the SEC after the date of this proxy statement and prior to the annual meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

You should rely only on the information contained in (or incorporated by reference into) this proxy statement to vote on each of the proposals submitted for stockholder vote. We have not authorized anyone to provide you with information that is different from what is contained in (or incorporated by reference into) this proxy statement. This proxy statement is dated April 14, 2010. You should not assume that the information contained in this proxy statement is accurate as of any later date.

By order of the board of directors,

David A. Brooks
Secretary

April 14, 2010

vyASHFORD HOSPITALITY TRUST 000000000.000000 ext = DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ^pp 2 Electronic Voting Instructions add 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. IN VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 18, 2010. Vote by Internet • Log on to the Internet and go to www.investorvote.com/AHT • Follow the steps outlined on the secured website. gSt Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in y • Follow the instructions provided by the recorded message, this example. Please do not write outside the designated areas. Annual Meeting Proxy Card (1234 5678 9012 345) T IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. T Q Proposals — The Board of Directors recommends a vote FOR the election of the nominees. 1. Election of Directors: For Withhold For Withhold For Withhold . 01-Archie Bennett, Jr. 02 — Monty J. Bennett 03 — Benjamin J.Ansell, M.D. 04 — Thomas E. Callahan 05 — Martin L. Edelman 06 — W. Michael Murphy 07 — Phillip S. Payne The Board of Directors recommends a vote FOR Proposal 2. For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting f rm for the fiscal I year ending December 31, 2010. 3. In the discretion of such proxies, upon such other business as may properly come before the annual meeting or any adjournment of the meeting, including any matter of which we did not receive timely notice as provided by Rule 14a-4c promulgated under the Securities Exchange Act of 1934, as amended. QJ Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Q Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: If voting by mail, please sign exactly as your name(s) appear on the above. If more than one name appears, all persons so designated should sign. When signing in a representative capacity, please give your full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. P1234567890 J N TMR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MRASAMPLEAND MRASAMPLEAND MRASAMPLEANDMRASAMPLEANDMRASAMPLEAND . 1UPX 025033 MRASAMPLEAND MRASAMPLEAND MRASAMPLEAND ^p 016IGC

Dear Stockholder: Stockholders of Ashford Hospitality Trust can take advantage of several services available through our transfer agent, Computershare Trust Company, N.A. These services include: Direct Deposit of Dividends: To receive your dividend payments via direct deposit, please mail a copy of your voided check, along with your request to Computershare at the address referenced below. Internet Account Access Stockholders may now access their accounts on-line at www.computershare.com Among the services offered through Account Access, certificate histories can be viewed, address changes requested and tax identification numbers certified. Transfer Agent Contact Information Computershare Trust Company, N.A. Telephone Inside the USA: (877) 282-1168 P.O. Box 43069 Telephone Outside the USA: (781) 575-2723 Providence, Rl 02940-3069 T IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. T v^v ASHFORD “^^^ H OS PITALI TY TR U ST Proxy — Ashford Hospitality Trust, Inc. 14185 Dallas Parkway, Suite 1100 Dallas, Texas 75254 THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS Proxy for Annual Meeting of Stockholders to be held May 18, 2010 The undersigned, a stockholder of Ashford Hospitality Trust, Inc., a Maryland Corporation, hereby appoints David A. Brooks and David J. Kimichik, as proxies, each with the power of substitution to vote the shares of common stock, which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held at 10:00 a.m., Dallas time, on May 18, 2010 at the Marriott Piano at Legacy Town Center, 7120 Dallas Parkway, Piano, Texas and at any adjournment of the meeting. I hereby acknowledge receipt of the notice of annual meeting and proxy statement. This proxy when properly completed and returned, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR THE DIRECTOR NAMED HEREIN, AND FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXYHOLDER, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENT OF THE MEETING. DO NOT STAPLE OR MUTILATE PLEASE VOTE YOUR PROXY PROMPTLY AND RETURN IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.